As filed with the Securities and Exchange Commission on October 15, 2014

Registration No.: 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SolarCity Corporation

(Exact name of registrant as specified in its charter)

Delaware	02-0781046
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3055 Clearview Way

San Mateo, California 94402

(650) 638-1028

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lyndon R. Rive

Chief Executive Officer

SolarCity Corporation

3055 Clearview Way

San Mateo, California 94402

(650) 638-1028

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Seth R. Weissman Phuong Y. Phillips SolarCity Corporation 3055 Clearview Way San Mateo, California 94402 (650) 638-1028	Steven V. Bernard Michael Occhiolini Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Robert H. Rosenblum Phillip J. Kardis, II Robert K. Smith K&L Gates LLP 1601 K Street, N.W. Washington, DC 20006 (202) 778-9000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Solar Bonds		N/A

(1)	Pursuant to General Instruction II.E., this information is not required to be included. This registration statement registers an indeterminate amount of Solar Bonds. The proposed maximum aggregate offering price will be determined from time to time by the registrant in connection with the Solar Bonds issued hereunder.
(2)	In reliance on and in accordance with Rule 456(b) and Rule 457(r) under the Securities Act, the registrant is deferring payment of all of the registration fees.

PROSPECTUS

Solar Bonds

We are offering the opportunity for investors who meet certain eligibility requirements to purchase Solar Bonds that we will offer in one or more series (“Solar Bonds”) pursuant to our Solar Bond program. A Solar Bond is a senior unsecured corporate bond issued by SolarCity Corporation (“SolarCity”). SolarCity will be responsible for making all interest and principal payments on the Solar Bonds. We intend to fund interest payments on Solar Bonds with cash payments we receive based on long-term energy contracts for thousands of installed and operating solar energy systems. The Solar Bond program is designed to provide investors with a convenient method to purchase Solar Bonds of one or more series through our online platform (“Platform”) at solarbonds.solarcity.com. We may suspend, modify or terminate any offering of Solar Bonds pursuant to the Solar Bond program at any time.

Each Solar Bond will belong to a particular series, and its terms will be governed by an indenture, along with a form of Solar Bond and/or supplemental indenture applicable to that particular series. Unless otherwise specified in a prospectus supplement, the Solar Bonds will:

•	be senior unsecured obligations of SolarCity;

•	rank equal in right of payment with all of our existing and future liabilities that are not expressly subordinated to the Solar Bonds;

•	effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness (including amounts outstanding under our credit facility);

•	be structurally subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries;

•	pay interest at the frequency and on the dates specified in the applicable prospectus supplement, which will typically be semiannually on February 15 and August 15;

•	have a range of maturity dates;

•	be issued in book-entry form (meaning, without a physical certificate); and

•	have any other additional terms specified in the applicable prospectus supplement.

The following features are available to participants in the Solar Bond program through our Platform:

•	Available Online Directly from SolarCity. You can purchase Solar Bonds directly from SolarCity through our Platform.

•	Open to Most Investors. You can purchase Solar Bonds through our Platform if you are 18 years and older, a U.S. citizen or U.S. national, and have a U.S. bank account, subject to the limitations specified in this prospectus.

•	No Purchase Fees Charged by SolarCity. SolarCity will not charge you any commission or fees to purchase Solar Bonds through our Platform. However, other financial intermediaries may charge you commissions or fees.

•	A Range of Bond Choices. Choose from bonds with a range of maturities, interest rates and other available terms.

•	Invest as Little as $1,000. You will be able to build ownership over time in one or more series of Solar Bonds by making purchases as low as $1,000.

•	Solar Bond Interest Funded by Solar Payments. We intend to fund interest payments on Solar Bonds with cash payments we receive based on long-term energy contracts for thousands of installed and operating solar energy systems.

•	Flexible, Secure Payment Options. You may purchase Solar Bonds with funds electronically withdrawn from your checking account using our Platform or by a wire transfer.

•	Manage Your Portfolio Online. You can view your investments, returns, and transaction history online, as well as receive tax information and other portfolio reports.

We may sell Solar Bonds of any series directly to the public, or to brokers, dealers or other financial intermediaries, either as principal for their own account or as an agent on behalf of their customers. We may offer a discount or commission to such brokers, dealers or other financial intermediaries (which we will specify in a prospectus supplement or other filing we make with the SEC). We will also specify the eligible investors for each series in the applicable prospectus supplement.

Unless specified in the applicable prospectus supplement, the Solar Bonds will not be listed on any securities exchange, made available for quotation on any quotation system, or rated by a rating agency at the time of issuance.

Investing in the Solar Bonds involves certain risks. Before buying any of the Solar Bonds, you should read the risks referenced under the caption “Risk Factors” beginning on page 20 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

October 15, 2014

We are responsible only for the information contained in or incorporated by reference in this prospectus, in any prospectus supplement and in any related free-writing prospectus we prepare or authorize for use in connection with the offer and sale of the Solar Bonds. We have not authorized anyone to provide you with different or additional information. We do not take responsibility for any other information or representations that persons or entities other than us may give you. This prospectus, any prospectus supplement and any related free-writing prospectus are an offer to sell only Solar Bonds, but only under circumstances and in jurisdictions where it is lawful to do so. The information provided by or incorporated by reference in this prospectus and any prospectus supplement or other offering material may only be accurate on the date of the document containing the information. Our business, financial condition, results of operations and prospects may have changed since their respective dates.

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ABOUT THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENTS

We may use this prospectus, together with a prospectus supplement or any other offering material, to offer Solar Bonds from time to time under the Solar Bond program. Each time we issue Solar Bonds, we will file with the SEC a prospectus supplement to this prospectus (and will make the prospectus supplement available on our Platform), and this prospectus along with the applicable prospectus supplement must be downloaded by an investor prior to such investor purchasing Solar Bonds on our Platform. We may also provide you with other material relating to an offering of Solar Bonds. For each offering of a series of Solar Bonds, we will provide to you the specific description of the Solar Bonds being offered and the terms of the offering. We may also add, update or change information in this prospectus in connection with any offering of Solar Bonds. Information in the prospectus supplement or any other offering material that we have provided you will replace any inconsistent information in this prospectus. In those circumstances, you should not rely on the information in this prospectus.

You should read and consider all information contained in this prospectus, the applicable prospectus supplement or any other offering material. Except as otherwise indicated or otherwise required by the context, references in this prospectus to “we,” “us” or “our” refer to the combined business of SolarCity Corporation and its subsidiaries. References in this prospectus to “U.S. dollars” or “U.S. $” or “$” are to the currency of the United States of America.

CAUTIONARY STATEMENT CONCERNING FORWARD - LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (or the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (or the Exchange Act). These statements may be made directly in this prospectus or may be incorporated into this prospectus by reference to other documents. You can identify these forward-looking statements by use of words such as “may,” “believe,” “will,” “could,” “anticipate,” “would,” “might,” “potentially,” “estimate,” “continue,” “strategy,” “plan,” “expect,” “continue,” “intend,” “project,” “goal,” and “target” and similar expressions or the negative of these terms or other comparable terminology that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. You can also identify them by the fact that they do not relate strictly to historical or current facts.

These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed in such statements and no assurance can be given that the results in any forward-looking statement will be achieved. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements in this prospectus.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important risk factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements we made; any such statement is qualified by reference to the following cautionary statements. These factors include those appearing under the heading “Risk Factors” in this prospectus, the factors discussed below, the factors identified in our annual report on Form 10-K for the fiscal year ended December 31, 2013, as amended, and those discussed in our subsequent quarterly reports on Form 10-Q, including amendments, and current reports on Form 8-K, including, without limitation, the Current Report on Form 8-K filed on September 23, 2014 and the Risk Factors filed as Exhibit 99.2 thereto, and any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statements. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties. Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any obligation to subsequently update or revise any forward-looking statement to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events. Some of the factors that we believe could affect our results include:

•	our business strategies;

•	anticipated future financial results;

•	expected trends in certain financial and operating metrics;

•	our belief that tracking the aggregate megawatt, or MW, production capacity of our systems is an indicator of the growth rate of our solar energy systems business;

•	projections on growth in the markets that we operate and our growth rates;

•	pricing trends, including our ability to achieve economies of scale in both installation and capital costs;

•	our ability to successfully integrate Silevo, Inc.’s business, operations and personnel and achieve manufacturing economies of scale and associated cost reductions;

•	our expectations regarding the Riverbend Agreement, including expected capital and operating expenses and the performance of our manufacturing operations;

•	our belief that adequate surplus capacity of non-tariff solar panels is available to suit our future needs and the costs of solar energy system components;

•	projections relating to our use of and reliance on U.S. Treasury grants and federal, state and local incentives and tax attributes;

•	our regulatory status as a non-utility;

•	our ability to continue to meet the regulatory requirements of a public company;

•	expansion and hiring plans;

•	product development efforts and customer preferences;

•	the calculation of estimated nominal contracted payments remaining, retained value, and certain other metrics based on forward-looking projections;

•	the fair market value of our solar energy systems, including amounts potentially payable to our fund investors as a result of decreased fair market value determinations by the U.S. Treasury Department;

•	the life and durability of our solar energy systems and equipment, and anticipated contract renewals;

•	the success of our sales and marketing efforts;

•	the performance of our SolarStrong project;

•	our plans to sell Zep Solar products;

•	our internal control environment and our remediation efforts with respect to our material weaknesses;

•	the payment of future dividends; and

•	our belief as to the sufficiency of our existing cash and cash equivalents, funds available under our secured credit facilities and funds available under existing financing funds to meet our working capital and operating resource requirements for the next 12 months.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SUMMARY

The following summary highlights information appearing elsewhere in, or incorporated by reference into, this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the Solar Bonds offered hereby. You should carefully read the entire prospectus, including the section entitled “Risk Factors,” along with the financial data and related Solar Bonds and the other documents that we incorporate by reference into this prospectus. Except as otherwise indicated or otherwise required by the context, references in this prospectus to “we,” “us” or “our” refer to the combined business of SolarCity Corporation and its subsidiaries.

SolarCity

SolarCity is America’s largest solar power provider. We make clean energy available to homeowners, businesses, schools, non-profits and government organizations at a lower cost than they pay for energy generated by burning fossil fuels like coal, oil and natural gas.

Based in San Mateo, CA, SolarCity was founded by Lyndon Rive and Peter Rive, and our Chairman is Elon Musk. We have more than 7,500 employees, making us the largest employer in the United States solar industry. We are currently installing approximately one out of every three solar energy systems installed in the United States according to GTM Research, and every minute of the working day a new customer makes the switch to a SolarCity system. Our common stock is listed on the NASDAQ Global Select Market under the ticker symbol SCTY.

Since our founding in 2006, we have provided or contracted to provide systems or services to more than 150,000 customers, including residential customers; commercial entities such as Walmart, eBay, Intel, and Safeway; and government entities such as the U.S. Military. We primarily serve customers in 15 states and the District of Columbia, and operate in other locations as strategic opportunities and commercial projects arise. We intend to expand our footprint domestically and internationally to every market where distributed solar energy generation is a viable economic alternative to utility generation, and have recently begun offering consumer loans to finance the purchase of solar energy systems by our customers. We install and operate solar energy systems for our customers under long term agreements. We typically structure these customer agreements as leases, power purchase agreements, or loan agreements.

Our lease customers pay a fixed monthly fee with an electricity production guarantee. Our power purchase agreement customers and our loan customers pay an amount based on the amount of electricity the solar energy system produces. The aggregate contractual cash payments that our customers are obligated to pay over the term of our long-term customer agreements have grown at a compounded annual rate of 104% since 2010.

Solar Bonds

Solar Bonds are senior unsecured corporate bonds issued by SolarCity. Similar to most other corporate bonds, you will be entitled to receive regular interest payments and to have your original investment repaid when the bond matures. SolarCity will be responsible for making all interest and principal payments on Solar Bonds. We intend to fund interest payments on Solar Bonds with cash payments we receive based on long-term energy contracts for thousands of installed and operating solar energy systems. However, payments on Solar Bonds may be made as necessary from any corporate funds available to SolarCity.

Solar Bonds provide a new investment option that will be broadly available to individuals and organizations throughout the United States, subject to such investors meeting the eligibility requirements discussed in this prospectus or any prospectus supplement. Unless otherwise specified in a prospectus supplement, Solar Bonds have fixed interest rates, a range of maturities, and you can invest directly online without paying any purchase fees to us. SolarCity intends to offer investors the opportunity to invest in additional series of Solar Bonds on a regular basis. Solar Bonds will provide you the opportunity to participate in the growth of the U.S. solar industry without requiring you to invest directly in individual solar energy systems.

You can purchase Solar Bonds directly from us online through our Solar Bonds Platform at solarbonds.solarcity.com. You also may contact a broker-dealer or other financial intermediary that is eligible to purchase Solar Bonds on your behalf through our Solar Bonds Platform. You can make an investment in Solar Bonds with as little as $1,000. That’s important, because until now, solar bond investing was almost entirely reserved for large institutions.

Solar Bonds Investment Platform

SolarCity’s Solar Bonds investment Platform is designed to offer convenient, secure, online access for investors, including through mobile devices. The following features are available to participants in the Solar Bond program through our Platform:

•	Available Online Directly from SolarCity. You can purchase Solar Bonds directly from SolarCity through our Platform.

•	Open to Most Investors. You can purchase Solar Bonds through our Platform if you are 18 years and older, a U.S. citizen or U.S. national, and have a U.S. bank account, subject to the limitations specified in this prospectus.

•	No Purchase Fees Charged by SolarCity. SolarCity will not charge you any commission or fees to purchase Solar Bonds through our Platform. However, other financial intermediaries may charge you commissions or fees.

•	A Range of Bond Choices. Choose from bonds with a range of maturities, interest rates and other available terms.

•	Invest as Little as $1,000. You will be able to build ownership over time in one or more series of Solar Bonds by making purchases as low as $1,000.

•	Solar Bond Interest Funded by Solar Payments. We intend to fund interest payments on Solar Bonds with cash payments we receive based on long-term energy contracts for thousands of installed and operating solar energy systems.

•	Flexible, Secure Payment Options. You may purchase Solar Bonds with funds electronically withdrawn from your checking account using our Platform or by a wire transfer.

•	Manage Your Portfolio Online. You can view your investments, returns, and transaction history online, as well as receive tax information and other portfolio reports.

As with any investment, purchasing Solar Bonds involves risk. Solar Bonds are not FDIC-insured and your interest and principal payments are not guaranteed. Solar Bonds may not be a suitable investment for all investors, and we cannot make any investment recommendations or provide any investment advice. You must make your own decision about whether and how much to invest in Solar Bonds. You should carefully read the information contained in this prospectus, including risk factors and the prospectus supplement for each specific series of Solar Bonds you are considering.

QUESTIONS AND ANSWERS RELATED TO THE SOLAR BOND PROGRAM

We have prepared these questions and answers (Q&As) to describe some of the key information about the Solar Bonds and the way that we intend to sell the Solar Bonds. These Q&As only provide summary information, and thus you should read this entire prospectus, including the risk factors, before investing in any Solar Bonds. In addition, as we discuss below, we will offer different series of Solar Bonds, and each series will or may have different interest rates, maturities, redemption rights and other terms. We will prepare prospectus materials for each offering of Solar Bonds, which will include both this prospectus and a prospectus supplement. The prospectus supplement will describe the specific terms of the series of Solar Bonds we are offering. Before investing in any series of Solar Bonds, you also should carefully read the prospectus materials for that series of Solar Bonds.

General Questions about Solar Bonds

Q: What are Solar Bonds?

A: Solar Bonds are senior unsecured corporate bonds issued by SolarCity. Similar to most other corporate bonds, you will be entitled to receive regular interest payments and to have your original investment repaid when the bond matures. We intend to fund interest payments on Solar Bonds with cash payments we receive based on long-term energy contracts for thousands of installed and operating solar energy systems.

Q: What are the terms of the Solar Bonds?

A: The Solar Bonds will be issued in different series over time, with each series having different terms related to interest rates, maturity dates, minimum investment amounts, and/or redemption options. Initially, we expect to issue series of Solar Bonds with the following general terms:

•	fixed interest rates;

•	a range of maturities;

•	repayment of principal at maturity; and

•	$1,000 offering price and minimum investment amount.

The terms above and other terms may vary between different series of Solar Bonds. The prospectus supplement provided with the prospectus materials for any series provides details about the specific terms of each series of Solar Bonds we issue.

Q: Who is SolarCity?

A: SolarCity is America’s largest solar power provider. We make clean energy available to homeowners, businesses, schools, non-profits and government organizations at a lower cost than they pay for energy generated by burning fossil fuels like coal, oil and natural gas. We currently operate in 15 states, and have more than 7,500 employees. Based in San Mateo, CA, we were founded in 2006 by Lyndon Rive and Peter Rive, and our Chairman is Elon Musk. Our common stock is listed on the NASDAQ Global Select Market under the ticker symbol SCTY.

Q: How will SolarCity use the funds it receives from selling Solar Bonds?

A: Our Solar Bond program is one way that we raise capital to help finance our operations as a solar company.

Q: When I purchase Solar Bonds, am I investing directly in the solar energy systems you have installed or will install in the future?

A: No, you are not investing directly in specific solar energy systems when you invest in Solar Bonds. You are investing in senior unsecured corporate debt issued by SolarCity.

Q: Am I buying SolarCity stock or making an equity investment in SolarCity when I purchase Solar Bonds?

A: No, you are not buying any stock in SolarCity. Rather, Solar Bonds are fixed-income debt securities that are not convertible into SolarCity’s common stock. You will not participate in any increase or decrease in the value of SolarCity’s common stock or other equity securities.

Q: Will I receive any tax deductions or other government incentives in connection with purchasing Solar Bonds?

A: No. The Solar Bonds represent debt obligations of SolarCity and you will not be eligible for any tax deductions, tax-free interest payments or other incentives that may be available for solar energy systems.

Questions about Purchasing Solar Bonds

Q: Who can purchase Solar Bonds?

A: Solar Bonds can be purchased by any person or organization that is defined as a U.S. person under Regulation S of the Securities Act. Typically, this means you must be a U.S. citizen, a U.S. resident alien, or an entity domiciled in the U.S. If you are an individual, you must be over 18 years of age. If you are a resident of the state of Florida, you must purchase Solar Bonds through a registered broker-dealer. In addition, certain organizations that qualify as ERISA plans will be subject to additional limitations, which we discuss in further detail under “Plan of Distribution” below.

At times, we may offer Solar Bonds only to investors that meet certain qualifications. For example, certain series of Solar Bonds may be available only to financial intermediaries investing on behalf of their customers. We will describe any additional offering limitations or purchaser qualifications in each series’ prospectus materials.

Q: Where can I purchase Solar Bonds?

A: You can purchase Solar Bonds directly from us online through our Solar Bonds Platform at solarbonds.solarcity.com. You also may contact a broker-dealer or other financial intermediary that is eligible to purchase Solar Bonds on your behalf through our Solar Bonds Platform.

Q: What is your Solar Bonds Platform?

A: Our Solar Bonds Platform (the “Platform”) allows you to go online to:

•	establish a Solar Bonds investment account (a “Solar Bonds Account”);

•	transfer funds from your bank to fund your Solar Bonds Account;

•	view our current Solar Bond offerings and download the prospectus materials for those offerings;

•	place orders to purchase Solar Bonds;

•	receive interest and principal payments from us for Solar Bonds you own;

•	receive account statements, tax information, and other communications about your Solar Bonds Account; and

•	transfer available funds from your Solar Bonds Account to your bank account.

Our Platform includes our Solar Bonds website, the software systems we use to maintain investor accounts and execute Solar Bonds transactions, and the bank accounts we maintain for the benefit of our investors.

Q: How can I purchase Solar Bonds through your Platform?

A: To purchase Solar Bonds through our Platform, you can access our Solar Bonds website at solarbonds.solarcity.com, where you will be asked to:

•	set up an investor account (your Solar Bonds Account) on our Platform;

•	agree to our terms of use and other agreements regarding our Platform and the purchase of Solar Bonds;

•	fund your Solar Bonds Account by transferring money to a bank account SolarCity maintains for you and other Solar Bonds investors for investing in Solar Bonds;

•	select the specific Solar Bonds series you wish to purchase, and view or download the prospectus materials for that series of Solar Bonds; and

•	place an order for at least the minimum purchase amount for the Solar Bonds series you are purchasing.

We will typically process your Solar Bonds order on the first business day following the day your order is received. Your bonds will typically be issued and begin earning interest on the date your order is processed. At the time we process your Solar Bonds order, we will update your Solar Bonds Account to reflect your Solar Bonds purchase and the corresponding deduction of the purchase price from funds held on our Platform. You will receive an electronic confirmation of both your order and the issuance of your Solar Bonds.

Q: Where will my money be held when I transfer funds to your Platform?

A: When you transfer money to our Platform to fund your Solar Bonds Account, your money is deposited into a bank account SolarCity maintains at Wells Fargo Bank for the benefit of Solar Bonds investors. Your money is held in a pooled account with the money SolarCity holds for other Solar Bonds Account holders, and your Solar Bonds Account is credited with the amount you have transferred. Similarly, when your Solar Bonds Account is credited with interest and principal payments, those payments are deposited into the pooled bank account SolarCity maintains for you and other Solar Bonds investors, and your Solar Bonds Account is credited with the payment amounts.

Q: Is there a minimum investment I must make?

A: The standard minimum investment amount in any series of Solar Bonds is $1,000. However, we may offer Solar Bond series with different minimum investment amounts, which would be detailed in the prospectus materials for that series.

Q: Is there a maximum investment I can make?

A: There is no maximum investment amount, subject to us having enough of that particular Solar Bonds series available.

Q: Does SolarCity charge fees for purchasing Solar Bonds?

A: SolarCity does not charge any commission or fees for purchasing Solar Bonds. However, if you purchase Solar Bonds through a broker, dealer or other financial intermediary, that intermediary may separately charge you a commission or fee.

Q: Can I invest in Solar Bonds through my individual retirement account or Keogh plan?

A: Currently you cannot invest in Solar Bonds using funds from your individual retirement account or Keogh plan account. In addition, if you are an entity that qualifies as an ERISA plan, you may be subject to purchase volume limitations, which we discuss in further detail under “Plan of Distribution” below.

Q: Will I receive a physical bond certificate for the Solar Bonds that I purchase?

A: No. While all Solar Bonds will be represented by a physical certificate held either by the Company or a depository, your interest in that certificate (representing your Solar Bonds) will be recorded electronically rather than requiring you to receive and store a physical certificate as evidence of your ownership.

Q: Can I hold Solar Bonds in my brokerage account?

A: Currently, when you purchase Solar Bonds through our Platform, you must hold the bonds in your Solar Bonds Account. If you are interested in holding Solar Bonds in your brokerage account, you should contact your brokerage firm to request that they support Solar Bonds. If you call our Financial Products team at (877) 554-7652 or email us at solarbonds@solarcity.com, we will be happy to follow up.

Questions about Interest and Principal Payments

Q: Who is responsible for making payments on Solar Bonds?

A: The Solar Bonds are being issued by SolarCity, and are SolarCity’s direct financial obligations. SolarCity is responsible for making all payments on Solar Bonds. None of SolarCity’s subsidiaries will guarantee any of SolarCity’s payments on the Solar Bonds.

Q: When will I receive interest payments on the Solar Bonds?

A: The interest payment dates for each series of Solar Bonds will be specified in the prospectus materials for that series. However, we expect interest on most series of Solar Bonds will be payable twice a year, on or about February 15 and August 15.

Q: When will my principal investment be repaid?

A: Your principal will be repaid upon the maturity date of the Solar Bonds as specified in the prospectus materials for such series of Solar Bonds.

Q: How will I receive my interest and principal payments?

A: On each interest or principal payment date, SolarCity will fund your Solar Bonds Account with the amount due to you. Those funds will be deposited into our Platform bank account maintained for Solar Bonds investors. You may at any time transfer your available cash from your Solar Bonds Account to your bank account.

If you purchase Solar Bonds through a broker-dealer or other intermediary, SolarCity will fund the intermediary’s Solar Bonds Account with an amount equal to the payments due for Solar Bonds held by that intermediary for its clients. You will receive your payments from your broker-dealer or intermediary according to their agreement with you.

We will initially be responsible for administering all payments on the Solar Bonds, but in the future we may appoint a third party paying agent to administer payments on the Solar Bonds.

Q: Will my first interest payment vary depending on what date I purchase Solar Bonds?

A: Yes. The amount of your first interest payment will be determined by when your Solar Bonds were purchased and issued. We will often initiate an offering for a Solar Bond series partway through a payment period. In addition, we will allow investors to purchase bonds anytime during a series offering period, which may last multiple weeks. Your first interest payment amount will be determined on when you purchase your Solar Bonds during the offering period. See “Description of the Solar Bonds - Interest” below.

Questions about Redemptions and Sales

Q: Will the Solar Bonds be redeemable prior to their maturity?

A: Generally, no. While Solar Bonds of certain series may be redeemable prior to maturity by SolarCity at its option (typically at a premium to their initial purchase price), you should not expect that you will have the option to redeem your Solar Bonds prior to their stated maturity date. You should consult the prospectus materials for details of each series’ redemption policies.

Q: Can I sell my Solar Bonds in secondary trading markets?

A: That depends. Certain series of Solar Bonds may not be transferable (except as required by law). Solar Bonds that are not subject to such restrictions may be sold in secondary trading markets. However, Solar Bonds currently are not listed on any securities exchanges, there is no active secondary trading of Solar Bonds, and there is no guarantee that an active secondary trading market for Solar Bonds will develop. You should plan to hold the Solar Bonds until their maturity date.

Questions about the Offering Process for Solar Bonds

Q: How often will you offer Solar Bonds for sale?

A: We plan to offer different series of Solar Bonds from time to time at our discretion depending on our financing needs and other considerations.

Q: How long will each Solar Bonds series be offered?

A: The frequency and duration of Solar Bonds offerings will vary and be solely at our discretion. However, each offering will close when we have sold the maximum amount of Solar Bonds we have registered for that offering. We may also close a Solar Bond offering before we have sold the full registered amount for that offering. We may reopen a series offering which had previously been closed, subject to our complying with tax and securities law regulations.

Q: Will you offer more than one series of Solar Bonds for sale at the same time?

A: We may offer more than one series of Solar Bonds for sale at the same time. Typically those will be series with different maturities and interest rates, though other terms may differ as well.

Q: Have you engaged an underwriter for our Solar Bonds offerings?

A: We do not intend to engage an underwriter for Solar Bond offerings.

Q: Will you pay any underwriting discounts or commissions in connection with the offer and sale of Solar Bonds?

A: No, we will not pay any underwriting discounts or commissions unless specified in the prospectus materials for a specific series of Solar Bonds. However, we anticipate that Solar Bonds may sometimes be sold to financial intermediaries or similar parties at a discount.

Q: Are you acting as a broker, dealer or investment adviser in connection with the offering of Solar Bonds?

A: No. We will not provide any brokerage, investment or other financial advice. We are not registered with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any state as a broker or dealer. We are also not registered with the SEC or any state as an investment adviser. We are not permitted to give you any investment advice or discuss whether or not the Solar Bonds are a suitable investment for you. You should consult your own financial advisor before making an investment decision with respect to Solar Bonds.

Q: Can you advise me on whether to purchase Solar Bonds, which series of Solar Bonds to purchase, or what amounts to purchase?

A: No. Solar Bonds may not be a suitable investment for all investors, and we cannot make any investment recommendations or provide any investment advice. You must, in consultation with your advisors, make your own decision about whether and how much to invest in Solar Bonds.

Q: How is the sale of our Solar Bonds regulated?

A: SolarCity is selling Solar Bonds pursuant to a registration statement filed and effective with the SEC. The sale of our Solar Bonds is also subject to the securities laws of the states in which offers and sales are made.

Questions about the Risks of Investing in Solar Bonds

Q: Are there risks associated with investing in Solar Bonds?

A: As with any investment, purchasing Solar Bonds involves risk. Before purchasing Solar Bonds, you should carefully review the risk factors disclosed in this prospectus under the heading “Risk Factors”, along with the risk factors and other disclosures in our most recent Annual Report on Form 10-K, as amended, and any subsequently filed Quarterly Reports on Form 10-Q, including amendments, and Current Reports on Form 8-K, including, without limitation, the Current Report on Form 8-K filed on September 23, 2014 and the Risk Factors filed as Exhibit 99.2 thereto. You also should carefully review the additional risk factors, if any, contained in the prospectus supplement relating to the series of Solar Bonds you are considering purchasing.

In particular, the terms of Solar Bonds are in some respects materially different from those terms common to other types of debt offerings. Examples of these different terms (which are further discussed below under “Risk Factors”) include, among others:

•	your inability to initiate bankruptcy proceedings against SolarCity;

•	the lack of certain “customary” investor protective covenants in the indenture;

•	your inability to require us to repurchase the Solar Bonds upon a change of control of SolarCity;

•	lack of cross-default provisions in the indenture with respect to our other debt; and

•	the lack of an underwriter to conduct third party due diligence and other types of “gatekeeper” actions typically taken by an underwriter in an underwritten public offering.

We caution you that the risks referred to above are not all of the material factors that are important to your investment decision. If you have any concerns regarding whether the Solar Bonds are a suitable investment for you, you should contact your financial advisor.

Q: Are Solar Bonds secured by any collateral or guaranteed?

A: No. All interest and principal payments on the Solar Bonds are direct obligations of SolarCity and are not guaranteed by any other entities or secured by any collateral.

As a debt holder of SolarCity, you are subject to the risk that our business operations will not be successful, and that we will not have sufficient assets to fully or partially pay interest, principal and premium (if any) when due.

Q: Where do the Solar Bonds rank compared to SolarCity’s other debt?

A: The Solar Bonds will:

•	rank equal in right of payment with all of our existing and future liabilities that are not expressly subordinated to the Solar Bonds;

•	effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness (including amounts outstanding under our credit facility); and

•	be structurally subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

Q: What happens if SolarCity fails to make its payments?

A: Upon an event of default under the indenture — that is, if SolarCity breaches any of its obligations under the indenture with respect to a series of Solar Bonds, including its obligation to pay interest and principal, and does not cure the breach within any allotted time period — the trustee or holders of at least 25% in principal amount of the Solar Bonds of that series then outstanding may declare the principal of, and accrued and unpaid interest, if any, on all the Solar Bonds of that series to be due and payable immediately, which we refer to as the payments on the Solar Bonds being “accelerated.”

Q: What would happen in the event of a SolarCity bankruptcy?

A: If SolarCity becomes subject to a bankruptcy proceeding, the principal and any other amounts due on all outstanding series of Solar Bonds (along with any of our other indebtedness which may be accelerated in the event of our bankruptcy) will become immediately due and payable.

Q: Can I initiate bankruptcy proceedings against SolarCity?

A: No. If there is an event of default with respect to your Solar Bonds, you cannot (as a holder of Solar Bonds) initiate the filing of an involuntary bankruptcy or similar proceeding against SolarCity. However, you may participate and receive distributions in a bankruptcy proceeding initiated by SolarCity or other creditors of SolarCity.

Q: Where can I get more information?

A: You may find additional information on our website at solarbonds.solarcity.com. In addition, you may obtain more information about SolarCity through the documents we have filed with the SEC. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

If you have technical or procedural questions relating to the operation of our Platform, please contact a SolarCity Financial Products representative at (877) 554-7652. Our Financial Products representatives will only answer questions regarding the creation of an investment account and the use of our Platform. You should be aware that we are not authorized to provide any investment advice to you. We will not discuss with you whether you should purchase Solar Bonds, how much you should invest in any Solar Bonds, or any other investment-related considerations.

In making an investment decision, you may rely solely upon the information provided in the prospectus materials for the particular series of Solar Bonds, any “free writing prospectus” we have filed with the SEC relevant to that series of Solar Bonds, and information in our annual, quarterly and other reports filed with the SEC.

SUMMARY OF THE SOLAR BONDS

This section summarizes certain of the legal and financial terms of the Solar Bonds that are described in more detail in “Description of the Solar Bonds.” Final terms of any particular series of Solar Bonds will be determined at the time of sale and will be contained in a prospectus supplement relating to that series of Solar Bonds. That prospectus supplement may add to, update, supplement, clarify or replace the terms contained in this summary. In the event of a conflict between this prospectus and the prospectus supplement for a series of Solar Bonds, the terms of such prospectus supplement shall control and shall supersede this prospectus with respect to such series of Solar Bonds. In addition, you should read the more detailed information appearing elsewhere in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus.

The Issuer	SolarCity Corporation, a Delaware corporation.

Securities Being Offered	Solar Bonds.

Amount	We may offer Solar Bonds from time to time in such amounts as we determine in our sole discretion, subject to any limitations imposed under agreements with third parties (including our existing revolving credit facility) or under applicable law.

Platform

SolarCity’s online platform is designed to facilitate the online purchase of Solar Bonds available at solarbonds.solarcity.com. In order to directly purchase Solar Bonds on our Platform, an investor must:

•   set up an investor account on our Platform (a “Solar Bonds Account”);

•   agree to our terms of use and other agreements regarding our Platform and the purchase of Solar Bonds;

•   transfer money to a bank account SolarCity maintains for the benefit of investors in Solar Bonds; and

•   review the applicable Solar Bond offering documents, including this prospectus and the related prospectus supplement.

Eligible Purchasers

Investors may purchase Solar Bonds directly on our Platform by supplying the required information to open an account on our Platform and meet (1) the following criteria, and (2) any additional criteria set forth in the applicable prospectus supplement for any series:

For natural persons:

•   Must be 18 years of age or older (although natural persons over the age of 18 may purchase Solar Bonds as custodian for a minor); and

•   Must have a U.S. bank account.

For entities:

•   Must be a “U.S. person” as defined under Regulation S of the Securities Act;

•   Must have a U.S. bank account; and

•   Must not qualify as an ERISA plan, provided that certain financial intermediaries may purchase Solar Bonds on behalf of ERISA plans so long as the amount of Solar Bonds of any series acquired on behalf of ERISA plans accounts for less than 25% of the Solar Bonds of such series purchased by such intermediary on behalf of all of its customers. See “Plan of Distribution.”

Maturity	A particular series of Solar Bonds will mature on the date specified in the applicable prospectus supplement.

Interest	Each Solar Bond will bear interest from its issue date at the rates specified in the applicable prospectus supplement. Interest payments will be made in arrears on the interest payment dates specified in the applicable prospectus supplement.

Principal	SolarCity will pay the principal amount on each Solar Bond on the maturity date set forth in the applicable prospectus supplement.

Redemption Rights	Some series of Solar Bonds may be redeemable at SolarCity’s, or the holder’s, option on the schedule and at the prices (including any applicable premium or discount and any accrued interest) specified in the applicable prospectus supplement.

No Change of Control Repurchase Right	Unless otherwise specified in the applicable prospectus supplement, you will not have the right, at your option, to require SolarCity to repurchase all or any portion of any series of Solar Bonds upon a change of control of SolarCity.

Form and Denomination	The Solar Bonds of each series will be issued in United States dollars in minimum denominations of $1,000, unless otherwise specified in the applicable prospectus supplement.

No Collateral	Solar Bonds will be unsecured, and will not be backed by any collateral.

How Payments on the Solar Bonds Will be Made	Payments on the Solar Bonds will be made as follows:

1.      Direct Platform Purchases. For holders who purchased Solar Bonds directly on our Platform, we will transfer to the bank account SolarCity maintains for the benefit of investors an amount sufficient to pay interest, principal and premium, if any, on all Solar Bonds that were purchased on our Platform, and each holder’s Solar Bonds Account will be credited with the amount of the interest, principal and premium, if any, paid in respect of the holder’s Solar Bonds.

2.      Financial Intermediary Purchases. For holders who purchased Solar Bonds through a broker or other financial intermediary that purchased Solar Bonds directly on our Platform, we will transfer an amount sufficient to pay interest, principal and premium, if any, on Solar Bonds held by or on behalf of that broker or other financial intermediary for its clients to an account as directed by that broker or financial intermediary. These holders will need to contact their broker or other financial intermediary for more information about how to receive payments of interest, principal and premium, if any.

3.      DTC Eligible Solar Bonds. If Solar Bonds of any series will be issued in global form and held through a depository, such as the Depository Trust Company, we will discuss in the applicable prospectus supplement how the holders of such Solar Bonds will receive payments of interest, principal and premium, if any. We refer to any such Solar Bonds as being “DTC eligible.”

Events of Default

Events of Default. The occurrence of any of the following events will result in an “Event of Default” with respect to the Solar Bonds of any series:

•    SolarCity’s failure to make any payment of interest on such series when due, which failure continues for 30 days;

•    SolarCity’s failure to make full payment of principal, or reduced principal or premium, if any, on such series when due at its stated maturity or optional redemption;

•    SolarCity’s default in the performance, or breach, of any other covenant or agreement under the indenture applicable to that series, subject to certain exceptions, and after applicable notice and cure periods set forth in the indenture; and

•    certain events of bankruptcy, insolvency or reorganization of SolarCity and, in the case of an involuntary insolvency proceeding, such proceeding remaining unstayed for a period of 90 consecutive days.

A default or an Event of Default with respect to any series of Solar Bonds will not automatically trigger a default or an Event of Default with respect to any other series of Solar Bonds.

Remedies Upon an Event of Default

Events of Default Remedies. Upon an Event of Default resulting from the failure to timely and fully pay interest, principal (including any redemption discount) or premium (if any), the holders of Solar Bonds of any series to which the Event of Default relates may, subject to certain conditions, direct the trustee to take legal action against SolarCity to recover any money owed but not paid to them.

In addition, upon any Event of Default with respect to a series, the trustee or holders of at least 25% in aggregate principal amount of the Solar Bonds of that series then outstanding may declare accrued and unpaid interest, if any, principal (including any redemption discount) and premium, if any, on all the Solar Bonds of that series to be due and payable immediately.

Upon an Event of Default that relates to certain events of bankruptcy, insolvency or reorganization of SolarCity, all accrued and unpaid interest, if any, principal (including any redemption discount) and premium, if any, on all the Solar Bonds will become due and payable immediately.

No Right to Initiate Bankruptcy Proceedings. In no event will the holders of any series of Solar Bonds or the trustee have any right or ability, either individually or as a group, to initiate the filing of an involuntary bankruptcy or similar proceeding against SolarCity.

Use of Proceeds	We intend to use the proceeds from this offering for working capital and general corporate purposes, including capital expenditures (including financing the installation of additional solar systems) and potential acquisitions and strategic transactions.

Book-Entry Form

Non-DTC Eligible Solar Bonds. We expect that all non-DTC eligible Solar Bonds of a particular series will be represented by a single global note that SolarCity will maintain as part of its books and records, which note will be periodically amended from time to time. No physical certificate will be issued to you as a holder of a Solar Bond, and SolarCity will, in its capacity as transfer agent and registrar (or any such agent that SolarCity engages will, in such capacity), maintain a record as to the ownership interest of each holder of a Solar Bond (including upon transfer, if any, of such Solar Bond).

DTC Eligible Solar Bonds. We expect that all DTC eligible Solar Bonds of a particular series will be represented by global securities. We expect that these global securities will be deposited with a depositary and registered in the name of a registrar, in each case, as specified in the prospectus supplement for such series.

Beneficial interests in global securities will be shown on, and transfers thereof will be effected only through, records maintained by the depositary and its direct and indirect participants, and your interest in any Solar Bond represented by a global security may not be exchanged for a definitive security.

Material U.S. Federal Income Tax Considerations	For the material U.S. federal income tax consequences of the holding, disposition and conversion of the Solar Bonds, see “Material U.S. Federal Income Tax Considerations.”

Trustee	The Trustee for the Solar Bonds will be U.S. Bank National Association.

Governing Law	New York.

No underwriter; Fees	Unless specified in the applicable prospectus supplement, we do not intend to engage an underwriter for Solar Bond offerings. However, we anticipate that Solar Bonds may sometimes be sold to financial intermediaries or similar parties at a discount. Any discount will be specified in the prospectus supplement for that series of Solar Bonds. In addition, if you purchase Solar Bonds through a broker, dealer or other financial intermediary, that intermediary may separately charge you a commission or fee.

Risk Factors	An investment in the Solar Bonds involves risk. Before choosing to invest in the Solar Bonds, you should carefully consider the risks described under the caption “Risk Factors” below and other information included or incorporated by reference in this prospectus or the applicable prospectus supplement. Some of the risk factors that will be applicable to an investment in the Solar Bonds include:

•   Solar Bonds are not secured by any collateral;

•   Holders of Solar Bonds will have no right to initiate bankruptcy proceedings against SolarCity;

•   Certain series of Solar Bonds may be held largely by non-institutional investors, and therefore it may be difficult to obtain consent from holders of the requisite amount of Solar Bonds of such series to accelerate the Solar Bonds upon certain events of default;

•   SolarCity will make only limited covenants in the indenture, and these limited covenants may not adequately protect your investment;

•   The Solar Bonds will not contain any cross-default or similar provisions, and therefore if SolarCity defaults on any of its other debt obligations, your ability to collect amounts owed in respect of the Solar Bonds may be substantially impaired;

•   Certain Solar Bonds may be subject to significant or wholesale restrictions on transfer, and for Solar Bonds that are not subject to such restrictions, an active trading market may not develop for the Solar Bonds, and you may not be able to resell the Solar Bonds without incurring a loss, or at all; and

•   SolarCity is not required to repurchase your Solar Bonds upon a change of control of SolarCity, and there are no other investor protections upon a change of control of SolarCity.

RISK FACTORS

Investment in the Solar Bonds involves risk. Before choosing to invest in the Solar Bonds, you should carefully consider the risks described in this section of this prospectus and under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as amended, and subsequent Quarterly Reports on Form 10-Q, including amendments, and Current Reports on Form 8-K, including, without limitation, the Current Report on Form 8-K filed on September 23, 2014 and the Risk Factors filed as Exhibit 99.2 thereto, which risks are incorporated herein by reference.

The Solar Bonds will not be an appropriate investment for you if you are not knowledgeable about significant features of the Solar Bonds, about our financial condition, operations and business or about financial matters in general. You should not purchase the Solar Bonds unless you understand, and know that you can bear, these risks. Although we discuss key risks in our risk factor descriptions, new risks may emerge in the future, which may prove to be important. Our subsequent filings with the Securities and Exchange Commission (or SEC) may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance.

Risks Related to the Solar Bonds

The Solar Bonds are risky and speculative investments and the value of the Solar Bonds is dependent on our future operations.

The Solar Bonds are risky and speculative investments. The payment of interest and principal will depend in large part on our ability to successfully operate our business and effectively manage our financial condition, as well as conditions generally in the industry we operate. As a result, your right to receive payments on the Solar Bonds will be subject to risks associated with the results of our general operations. We urge you to carefully review the “Risk Factors” in our most recent Annual Report on Form 10-K, as amended, and our subsequent Quarterly Reports on Form 10-Q, including amendments, and our Current Reports on Form 8-K, including, without limitation, the Current Report on Form 8-K filed on September 23, 2014 and the Risk Factors filed as Exhibit 99.2 thereto, which risk factors are incorporated herein by reference.

You will have limited ability to exercise any remedies under the indenture upon an event of default, and will have no right to commence a bankruptcy proceeding with respect to SolarCity.

You will have limited ability to exercise remedies under the indenture for the Solar Bonds, including upon an Event of Default with respect to the Solar Bonds. In addition, the composition of investors of Solar Bonds may also limit your ability to exercise remedies under the indenture. These limitations include, among others:

•	No right to initiate bankruptcy proceedings. Neither the holders nor the trustee, on the holders’ behalf, will have any right to initiate the filing of an involuntary bankruptcy proceeding against SolarCity. However, the trustee, on the holders’ behalf, may participate and receive distributions in a bankruptcy proceeding initiated by SolarCity or another creditor of SolarCity.

•	Limited investor protective covenants under the indenture. If there is a breach of covenant that results in an Event of Default under the indenture for one or more series of Solar Bonds, the trustee or the holders of at least 25% of the outstanding principal amount of the Solar Bonds of that defaulted series may declare the principal and any accrued and unpaid interest of that series due and payable. We refer to this as an “acceleration” of the related series of Solar Bonds. However, there are only limited investor protective covenants that SolarCity needs to comply with under the indenture for the Solar Bonds. In addition, there are a number of various grace periods to cure any default in the performance of any covenant before any such covenant default would become an Event of Default under the indenture. For additional information regarding defaults, events of default and the rights of holders to “accelerate” payments with respect to a series of Solar Bonds upon an Event of Default, see “Description of the Solar Bonds— Events of Default and Remedies” below.

•	Widely held ownership may make obtaining 25% acceleration threshold difficult. We expect that the Solar Bonds will be widely held by a large number of investors in limited aggregate principal amounts, and that no single investor will likely own a significant portion of any particular series of Solar Bonds. As a result, the composition of Solar Bonds investors may make it difficult for 25% of the holders of a series of Solar Bonds to declare an Event of Default and take action to “accelerate” payments on a series of Solar Bonds.

These limited rights and factors could materially adversely affect your investment in the Solar Bonds.

Some series of Solar Bonds may not be transferable, except as required by law.

Some series of Solar Bonds may not be transferable, except as required by law (such as a court order). This means that, absent a legal requirement to effect a transfer of a holder’s Solar Bonds, such holder would be prohibited from selling or otherwise transferring its Solar Bonds prior to maturity. We will specify in the applicable prospectus supplement the transfer restrictions for a particular series of Solar Bonds.

Even if a series of Solar Bonds permits transfers, an active trading market may not develop for the Solar Bonds and you may not be able to resell your Solar Bonds.

Even if a series of Solar Bonds permits transfers, an active trading market may not develop for the Solar Bonds and a holder may not be able to resell its Solar Bonds. We do not initially intend to list any series of Solar Bonds on any national securities exchange or include any series of Solar Bonds in any automated quotation system. Each issuance of a new series of Solar Bonds will be a new issuance of securities having no established trading market, and the aggregate principal amount of each such new series may be too small to support an active trading market. Moreover, because we do not intend to sell Solar Bonds through any underwriters, markets that may develop for unlisted securities sold in underwritten offerings may not develop with respect to any series of Solar Bonds since there is no underwriter to act as a market-maker for the Solar Bonds. This risk may be even more pronounced in non-DTC eligible offerings of Solar Bonds for which no CUSIP numbers are expected to be issued, which will materially hinder the development of an active trading market in those Solar Bonds.

Therefore, an active market for the Solar Bonds may not develop or be maintained, which could adversely affect the market price and liquidity of the Solar Bonds. In that case, Solar Bonds holders may not be able to sell their Solar Bonds at a particular time, at a favorable price, or at all. We cannot guarantee that the price of the Solar Bonds will not decline after your purchase. You should not submit a purchase order if you are seeking to profit by actively trading the Solar Bonds after issuance. We believe that many investors in the Solar Bonds plan to hold the Solar Bonds to maturity, and thus there may be a limited trading market for the Solar Bonds after issuance. The liquidity of any market for the Solar Bonds will depend on a number of factors, including but not limited to:

•	the amount of Solar Bonds issued, including the amount of any series issued;

•	whether the Solar Bonds issued will be DTC-eligible and issued with CUSIP numbers;

•	the number of holders of the Solar Bonds and their intent to hold Solar Bonds to maturity or for shorter periods;

•	our operating and financial performance;

•	general market conditions for corporate debt securities;

•	the markets for the Solar Bonds and similar debt securities;

•	the interest of securities dealers in making and supporting a market in the Solar Bonds; and

•	changes in interest rates and yields on alternative investments.

We cannot assure you that an active market for any series of Solar Bonds will develop or will continue, if developed, and you may not be able to resell your Solar Bonds without incurring a loss.

SolarCity is not required to make an offer to repurchase your Solar Bonds upon a change of control of SolarCity, and there are no other types of investor protections upon a change of control.

SolarCity is not required to repurchase your Solar Bonds upon a change of control of SolarCity, nor will the indenture contain any other types of protections in the event of a SolarCity change of control. SolarCity could engage in many types of transactions, such as mergers, change of control transactions, acquisitions, refinancings or certain recapitalizations, that could substantially affect its capital structure, its management, its capital stock and the market value of the Solar Bonds. For these reasons, the limited change of control covenants in the indenture governing the Solar Bonds may not protect your investment in the Solar Bonds.

Our existing and future secured creditors will have a prior claim on our assets to the extent of the value of the assets securing their indebtedness.

The Solar Bonds will be our senior unsecured obligations and will be effectively subordinated to any of our existing and future secured debt, to the extent of the lesser of the value of the assets securing such debt and the obligations secured thereby. See “Description of Material Indebtedness” for more information.

Holders of Solar Bonds will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as Solar Bonds, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the Solar Bonds. As a result, holders of Solar Bonds may receive less, ratably, than holders of secured indebtedness.

As of June 30, 2014, we had approximately $201.4 million, net of fees, of secured indebtedness outstanding that would have been effectively senior to the Solar Bonds to the extent of the security interest. The provisions of the indenture governing the Solar Bonds will not prohibit us from incurring additional secured indebtedness or other indebtedness in the future, and we expect from time to time to incur additional indebtedness. Consequently, in the event of our bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the holders of any secured indebtedness will be entitled to proceed directly against the assets securing such indebtedness. Therefore, such assets will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the Solar Bonds, until such secured indebtedness is satisfied in full.

The Solar Bonds are issued by SolarCity and only represent obligations of SolarCity. Although subsidiaries of SolarCity are responsible for a substantial portion of our operations, hold a substantial portion of our assets, and generate a substantial portion of our revenue and cash flows, they will not have any other obligations under the Solar Bonds.

The Solar Bonds are issued by SolarCity and represent obligations exclusively of SolarCity. The Solar Bonds are not guaranteed by any of SolarCity’s existing or future subsidiaries. A substantial portion of our assets are held by subsidiaries of SolarCity, and a substantial portion of our revenues and operating cash flow are generated by such subsidiaries. Accordingly, SolarCity’s ability to service its debt, including the Solar Bonds will depend on the results of operations of its subsidiaries and upon the ability of such subsidiaries to provide SolarCity with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on SolarCity’s obligations, including the Solar Bonds. SolarCity’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the Solar Bonds or to make any funds available to make payments on the Solar Bonds. In addition, dividends, loans or other distributions to SolarCity from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations. Moreover, SolarCity’s right to receive distributions from the liquidation of any assets of any of its subsidiaries upon their bankruptcy, liquidation or reorganization, and, therefore, the right of the holders of Solar Bonds to participate in those assets, will be subject to prior claims of creditors of the subsidiary, including trade creditors, and SolarCity’s secured creditors, and such subsidiary may not have sufficient assets remaining to make any payments to SolarCity as a shareholder or otherwise.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Without giving effect to any issuance of Solar Bonds, our total consolidated indebtedness as of June 30, 2014 was $751.8 million. Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Solar Bonds, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the Solar Bonds. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the Solar Bonds. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable, and we may not be able to make payments on the Solar Bonds or our other indebtedness;

•	the lenders under our secured credit facilities could terminate their commitments to lend us money and foreclose against the assets securing their borrowings;

•	our lenders could require us to collateralize any outstanding letters of credit with cash;

•	our lenders would be entitled to exercise all rights and remedies available to them under the applicable loan documents or applicable laws; and

•	we could be forced into bankruptcy or liquidation, which could result in holders of the Solar Bonds losing their investment.

We may incur substantially more debt in the future.

SolarCity and its subsidiaries may incur substantial additional debt in the future. Neither SolarCity nor its subsidiaries will be restricted under the terms of the indenture governing the Solar Bonds from incurring additional debt, securing existing or future debt, or recapitalizing debt, any of which actions could have the effect of diminishing SolarCity’s ability to make payments on the Solar Bonds when due under the indenture.

SolarCity will make only limited covenants in the indenture governing the Solar Bonds, and these limited covenants may not adequately protect your investment.

The indenture governing the Solar Bonds will not:

•	require SolarCity to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the Solar Bonds in the event that SolarCity experiences adverse changes in its financial condition or results of operations;

•	limit SolarCity’s ability to incur additional indebtedness, including secured indebtedness;

•	restrict the ability of SolarCity’s subsidiaries to issue securities that would be senior to SolarCity’s equity interests in its subsidiaries and therefore would be structurally senior to the Solar Bonds;

•	restrict SolarCity’s ability to repurchase its securities;

•	restrict SolarCity’s ability to pledge its assets or those of its subsidiaries;

•	restrict SolarCity’s ability to make investments or pay dividends or make other payments in respect of its common stock or its other indebtedness; or

•	require SolarCity to make an offer to repurchase the Solar Bonds upon a change of control of SolarCity.

We are not planning to engage an underwriter or other agent to underwrite, place or facilitate the distribution of the Solar Bonds through our Platform.

We are not planning to engage an underwriter or other agent to facilitate the distribution of the Solar Bonds through our Platform. As a result, holders of Solar Bonds will not have the benefit of any third party due diligence or other types of “gatekeeper” actions typically taken by an underwriter in an underwritten public offering, including the receipt by the underwriters of “comfort letters” by the issuer’s accountants and legal opinions from outside counsel. The lack of an underwriter may make any offering of Solar Bonds riskier than if we were to engage an underwriter or similar agent that would undertake the types of procedures and documentation that are customary for offerings distributed in an underwritten or firm commitment fashion.

The Solar Bonds will not contain any cross-default or similar provisions. If SolarCity defaults on any of its debt obligations, your ability to collect on the Solar Bonds may be substantially impaired.

The Solar Bonds will not contain cross-default provisions unless otherwise specified in the applicable prospectus supplement for a series of Solar Bonds. A cross-default provision would cause a default under SolarCity’s other debt to result in an Event of Default under the Solar Bonds. Because the Solar Bonds do not contain cross-default provisions, any default by SolarCity on any of SolarCity’s other debt obligations will not result in an Event of Default under the Solar Bonds. If SolarCity defaults on its other debt obligations owed to a third party and continues to satisfy its payment obligations on the Solar Bonds, the third party may exercise its rights to seize SolarCity’s assets or pursue other legal action against SolarCity before Solar Bonds holders would have the right to pursue any legal or protective actions.

The Solar Bonds are not rated, and we may not be able to obtain a favorable rating for the Solar Bonds.

The Solar Bonds will not be initially rated, and we may be unable to obtain a favorable rating for the Solar Bonds. Unrated securities usually trade at a discount to similar rated securities. As a result, the Solar Bonds may trade at prices that are lower than they might otherwise trade if rated by a rating agency. It is possible that one or more rating agencies might independently determine to assign a rating to the Solar Bonds. In addition, we may elect to issue other securities for which we may seek to obtain a rating, including future series of Solar Bonds. If any ratings are assigned to the Solar Bonds in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could materially adversely affect the market for or the market value of the Solar Bonds.

We will retain broad discretion in using the proceeds from this offering and may spend a substantial portion in ways you do not agree with.

We intend to use the proceeds from this offering of the Solar Bonds for working capital and other general corporate purposes, including the financing of additional solar installations and/or financing potential acquisitions and strategic transactions, unless otherwise indicated in the applicable prospectus supplement. While, as of the date of this registration statement, we have not entered into any undisclosed definitive agreements or commitments with respect to any material acquisitions or investments, as part of our strategic initiatives, we expect to continue to make investments in, or acquire, businesses, companies, products or technologies or enter into strategic transactions or other arrangements. Pending these uses, we intend to invest the proceeds from this offering in investment grade, short-term fixed income instruments which include corporate, financial institution, federal agency or U.S. government obligations. Notwithstanding our current intent, there are no covenants in the indenture for the Solar Bonds requiring us to use the proceeds in this manner. Accordingly, our management will have significant discretion as to the use of the proceeds of the offering, and you will not have the opportunity, as part of your investment decision, to influence the application of the proceeds. The proceeds from this offering may be applied to uses that investors disagree with and ultimately do not improve our operating results.

If the terms of a particular series of Solar Bonds include a right by SolarCity to redeem the Solar Bonds at SolarCity’s option, any such redemption may adversely affect your return on the Solar Bonds, and you will have reinvestment risks.

SolarCity may elect to provide that a particular series of Solar Bonds may be redeemable by SolarCity prior to maturity to the extent specified in the applicable prospectus supplement. Any redemption by SolarCity of a particular series of Solar Bonds at a time when prevailing interest rates are lower than the interest rate paid on your Solar Bonds, may result in your being unable to reinvest the redemption proceeds in a comparable debt instrument at an effective interest rate or yield as high as the interest rates or yield on your Solar Bonds being redeemed.

The Solar Bonds will be eligible to be held in book-entry form and, therefore, you may need to rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

The Solar Bonds will be eligible to be held in book-entry form, either through SolarCity or another transfer agent or registrar. In the future, the Solar Bonds may be held in book-entry form through a depositary specified in the applicable prospectus supplement. In such a case, owners of the book-entry interests would not be considered owners or holders of Solar Bonds. Instead, either the depositary or its nominee would be the sole holder of the Solar Bonds. Payments of principal, interest and other amounts owing on or in respect of the Solar Bonds in global form would be made to the paying agent, and the paying agent would then distribute the funds in the manner set forth in the applicable prospectus supplement. Unlike holders of the Solar Bonds themselves, owners of book-entry interests would not have the direct right to act upon solicitations for consents or requests for waivers or other actions from holders of the Solar Bonds. Instead, if you own a book-entry interest, you would be permitted to act only to the extent you have received appropriate proxies to do so from the applicable depositary or, if applicable, a participant. We cannot assure you that procedures implemented for the granting of such proxies would be sufficient to enable you to vote on any requested actions on a timely basis.

Risks Related to our Platform

Our Platform is a new method for us to distribute our securities and it has a limited operating history. As a platform in its early stage of development, our Platform faces increased risks, uncertainties, expenses and difficulties.

Our Platform is a new method for us to distribute our securities through electronic means. If our Platform is to be successful, investors that visit our Platform must be satisfied with the performance and security of our Platform. If we are unable to successfully implement the launch of our Platform or unable to develop enhancements or new features for our Platform, our ability to successfully distribute our securities through our Platform would be harmed.

As use of our Platform increases, we will need to increase our facilities, personnel and infrastructure in order to accommodate the anticipated greater servicing obligations and demands on our Platform. We may need to add new hardware or update our software or our Platform, expand customer support services, address changes in technology or address evolving cyber-security threats. We may also need to add new employees to maintain the operations of our Platform as well as to satisfy its servicing obligations on the Solar Bonds sold through our Platform. If we are unable to increase the capacity of our Platform and maintain the necessary infrastructure to operate our Platform, you may experience delays in receipt of payments on your Solar Bonds and periodic downtime of our Platform.

If the security of investors’ or prospective investors’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, your secure information may be stolen, we may be exposed to liability and our reputation may be harmed.

Our Platform stores investors’ and prospective investors’ tax and financial information and other personally-identifiable sensitive data. Any accidental or willful security breaches or other unauthorized access to or improper use of such information could cause your secure information to be stolen and used for criminal purposes. Security breaches or unauthorized access to secure information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If our security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in the relevant software are exposed and exploited, and, as a result, any unauthorized person obtains access to any investor’s or prospective investor’s data, our relationships with investors and prospective investors will be severely damaged, and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our investors and prospective investors to lose confidence in the effectiveness of our data security measures.

Our Platform may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions.

Our Platform may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. If a “hacker” were able to infiltrate our Platform, you would be subject to the increased risk of fraud or identity theft and may experience losses on, or delays in the recoupment of amounts owed on, a fraudulently induced purchase of a Solar Bond. Additionally, if a hacker were able to access our secure files, he or she might be able to gain access to your personal information. While we have taken steps to prevent such activity from affecting our Platform, if we are unable to prevent such activity, the value of your investment in the Solar Bonds could be adversely affected, and you could experience other harm unrelated to your investment.

Funds held in the bank account SolarCity maintains for Solar Bonds investors could be viewed by a bankruptcy court as being available to creditors of SolarCity, rather than holders of Solar Bonds.

SolarCity will maintain and act as record-keeper of a pooled account to hold the funds “for the benefit of” prospective investors, referred to as an FBO account. While the use of an FBO account is designed to reduce the risk that, in the event of a SolarCity bankruptcy, the funds held in the FBO account will be available to creditors of SolarCity other than the holders of Solar Bonds, there can be no assurance that a bankruptcy court will enforce the rights of the holders of Solar Bonds in funds held in FBO accounts. In addition, even if a bankruptcy court finds that funds in the FBO accounts are the property of the holders of Solar Bonds, the holders of Solar Bonds, or the parties authorized to enforce their rights under the indenture and security documents, will still need to take action in bankruptcy court (due to the bankruptcy court’s extensive jurisdiction over property owned or in the possession of the debtor) to receive payment of the funds from the FBO accounts.

Once you submit a purchase order, you may not revoke it following the day in which you place your order.

Purchase orders for Solar Bonds will generally be processed on the business day following the submission of the order, and you are only permitted to cancel orders prior to 11:59 P.M. (Pacific Time) on the day your order is placed (or, if the order is placed on a Friday, prior to 11:59 P.M. (Pacific Time) on the immediately following Sunday). Therefore, even if circumstances arise after your purchase order has been processed that make you want to reduce the amount of Solar Bonds you originally agreed to purchase, you may nonetheless be bound.

We reserve the right to reject any purchase orders for Solar Bonds.

We reserve the right, in our sole discretion, to reject, in whole or in part, any purchase order for Solar Bonds:

•	that we determine to be unlawful, ineligible, manipulative or mistaken;

•	where the prospective investor does not have sufficient funds in its investor account to settle a purchase order;

•	for any failure by a prospective investor to comply with the requirements of our Platform; or

•	for any other reason we may determine or for no reason.

We reserve the right to reject any purchase order in order to allow us to comply with all applicable laws and regulations and to preserve the integrity of our Platform. Other conditions for valid purchase orders, including eligibility of prospective investors, may vary depending on the type of investor or the terms of a particular series of Solar Bonds. As a result of these varying requirements, a purchase order for one particular investor may be rejected while an identical purchase order from a different investor may be accepted. See the section entitled “Description of our Platform” in this prospectus.

Submitting purchase orders through broker-dealers may require prospective investors to comply with additional procedures required by their broker-dealer.

Prospective investors may choose to submit purchase orders with respect to any offering of Solar Bonds through their own broker-dealer. Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you wish to submit a purchase order with respect to such deadlines. Purchase orders that are submitted indirectly through other persons rather than directly on our Platform may be subject to additional risks or delays arising from such other persons’ systems or operations, or delays or failures in communications, including delays caused by internet usage.

We may experience difficulties with our Platform, which may disrupt the ability of prospective investors to place purchase orders for Solar Bonds.

If numerous prospective investors try to access our Platform and submit purchase orders for Solar Bonds simultaneously, we may experience a delay in receiving and/or processing purchase orders. You should be aware that Platform capacity limits may prevent your last-minute purchase orders from being received by our Platform. Our Platform will also be subject to potential communications and internet delays and failures beyond our control. We cannot guarantee you that your submitted purchase order will be received, processed and accepted during the offer period.

It may be difficult and costly for us to protect our intellectual property rights in our Platform, or to continue to develop or obtain new technologies, which could adversely affect our ability to operate competitively.

We developed our Platform and own or license the proprietary technology that makes operation of our Platform possible. The technology owned by us consists of various processes, know-how, and other information that may not be patentable or even proprietary. Our ability to maintain our Platform depends, in part, upon this technology. Despite our intent to vigorously protect any proprietary interests in such technology, we may not be able to protect this technology effectively, which would allow competitors to duplicate their products and adversely affect our ability to compete. A third party may attempt to reverse engineer or otherwise obtain and use the technology without our consent. In addition, our Platform may infringe upon claims of third-party patents and we may face intellectual property challenges from such other parties. We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes. Furthermore, the technology may become obsolete, and there is no guarantee that we will be able to successfully develop, obtain or use new technologies to adapt our Platform to compete with other lending platforms. If we cannot protect the technology embodied in and used by our Platform from intellectual property challenges, or if our Platform becomes obsolete, its ability to maintain our Platform and perform its servicing obligations could be adversely affected and, in such event, its ability to continue to make payments on the Solar Bonds could be materially impaired.

We rely on third parties to process transactions. If we are unable to continue utilizing these services, our ability to make payments on the Solar Bonds may be adversely affected.

Because we are not a bank, we cannot belong to or directly access the Automated Clearing House (ACH) payment network. As a result, we currently rely on an FDIC-insured depository institution to process our transactions. If we cannot continue to obtain such services from this institution or elsewhere, or if we cannot transition to another processor quickly, our ability to process payments will suffer and your ability to receive principal and interest payments on the Solar Bonds will be delayed or impaired.

If we fail to operate our Platform as anticipated, we may not be able to issue securities in sufficient volume pursuant to our Platform.

For our Platform to be successful, we must attract investors to our Platform to purchase our Solar Bonds, many of whom have not previously purchased securities directly from an issuer using an electronic platform owned and operated by that same issuer. If we are not able to attract sufficient purchase commitments from investors, we will not be able to increase our transaction volumes, which could impact the success of our Platform. We believe that successfully developing and maintaining awareness of our Platform and the strength of our SolarCity brand is critical to achieving widespread acceptance of our Platform and attracting new investors. Successful promotion of our Platform will depend largely on the effectiveness of marketing efforts and the investor experience on our Platform. Any promotional activities by us with respect to our Platform may not result in increased investment through our Platform. If we fail to successfully promote and maintain our Platform, or operate our Platform, we may lose investor interest and confidence, which would impair our ability to successfully operate our Platform.

We are subject to extensive federal, state and local regulations in respect to our operation of our Platform.

We have not previously operated an electronic platform to sell our securities directly to investors. Our operation of our Platform will subject us to a variety of new federal, state and local regulations, non-compliance with which could have a negative impact on our ability to operate or maintain our Platform. These regulations include, but are not limited to:

•	federal and state securities regulations;

•	consumer protection laws;

•	banking regulations; and

•	privacy laws.

If we fail to comply with these regulations, we may be subject to significant fines and penalties and our ability to effectively operate and sell Solar Bonds pursuant to our Platform will be negatively impacted.

Any significant disruption in service on our Platform or the computer systems supporting our Platform could adversely affect our reputation and ability to operate our Platform.

The satisfactory performance, reliability and availability of our Platform and the network infrastructure underlying our Platform are important to our Platform’s operations, level of customer service, reputation and ability to attract new investors. We will need to rely on third parties for hosting the system hardware needed to operate our Platform. This hardware will be hosted in a separate hosting facility and those third parties cannot guarantee that access to our Platform will be uninterrupted, error-free or secure. The operation of our Platform depends on these providers’ ability to protect the relevant systems in such facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity or other environmental concerns, computer viruses or other attempts to harm them, criminal acts and similar events. If our arrangement with hosting services providers is terminated, or there is a lapse of service or damage to their hosting facilities, we could experience interruptions in the operations of our Platform, and both could experience delays and additional expense in arranging replacement facilities. Any interruptions or delays in the functioning of and accessibility of our Platform could harm our relationships with our investors and the reputation and brand of our Platform. Additionally, in the event of damage or interruption, our insurance policies may not be sufficient for us to adequately compensate us for any losses that we may incur as a result of any such interruption of our Platform. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage at the hosting facilities. These factors could prevent us from processing or posting payments on the Solar Bonds, damage the reputation of our Platform, subject us to liability and cause investors to abandon our Platform, any of which could adversely affect our Platform operations.

Additional Risks Related to our Business

In addition to the risks identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as amended, and subsequent Quarterly Reports on Form 10-Q, including amendments, and Current Reports on Form 8-K, including, without limitation, the Current Report on Form 8-K filed on September 23, 2014 and the Risk Factors filed as Exhibit 99.2 thereto, which risks are incorporated herein by reference.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratio of earnings to fixed charges of SolarCity and its consolidated subsidiaries on a historical basis for each of the periods indicated:

Fiscal Year Ended					Six Months Ended June 30, 2014
December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012	December 31, 2013
N/A(1)	N/A(1)	5.23x	N/A(1)	N/A(1)	N/A(1)

(1)	In 2009, 2010, 2012, 2013 and the six months ended June 30, 2014, fixed charges exceeded earnings by approximately $26.2 million, $38.6 million, $99.3 million, $80.6 million and $71.5 million, respectively.

For the purpose of computing this ratio, earnings represent pretax income from continuing operations before fixed charges, adjusted to exclude distributed income of equity investees. Fixed charges represent interest expense including capitalized interest, one-third of total rental expense, and amortization of discount and loan expense related to long-term debt.

USE OF PROCEEDS

We intend to use the proceeds from this offering of the Solar Bonds for working capital and other general corporate purposes, including the financing of additional solar installations and/or financing potential acquisitions and strategic transactions, unless otherwise indicated in the applicable prospectus supplement. We intend to temporarily invest the proceeds in short-term investments until they are used for their stated purposes. We have not determined the amount of proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of the proceeds.

DESCRIPTION OF THE SOLAR BONDS

You should carefully review the information in this prospectus. The prospectus supplement for each offering of Solar Bonds will contain the specific information and terms for that offering. As such, you should carefully review the information contained in the prospectus supplement prior to making a decision to purchase any series of Solar Bonds. The prospectus supplement may also add or modify information contained in this prospectus. It is important for you to consider the information contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus in making your investment decision with respect to any series of Solar Bonds.

As used in this section, references to the “Company,” “SolarCity” and “Issuer” refer only to SolarCity Corporation and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires;

General

The Solar Bonds will be issued under an Indenture among the Company and the Trustee (the “Indenture”). The Indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture will not limit the amount of additional indebtedness ranking equally and ratably with the Solar Bonds that SolarCity may incur. In addition, SolarCity may increase the amount it is allowed to issue under the Solar Bond program without the consent of any holders of any particular series of Solar Bonds.

The Indenture will provide that the Solar Bonds of any series may be issued at various times, may have differing maturity dates and may bear interest at differing rates. The prospectus supplement relating to each series of Solar Bonds will specify the following terms:

•	the offering period for reach series;

•	the stated maturity date;

•	the interest rate;

•	the dates on which interest shall be payable;

•	the regular record dates for the payment of interest; and

•	any other applicable material provisions not otherwise described herein.

Interest

Each Solar Bond will bear interest from its issue date at the rates specified in the applicable prospectus supplement. Interest payments will be made in arrears on the interest payment dates specified in the applicable prospectus supplement. Interest will be paid to the person in whose name a Solar Bond is registered on the close of business on the regular record date specified in the applicable prospectus supplement. However, SolarCity generally expects that interest on a series of Solar Bonds will be payable semiannually in arrears on February 15 and August 15 of each year to the holders of record on February 1 and August 1 of that year, unless otherwise specified in the applicable prospectus supplement for such series of Solar Bonds.

The amount of the first interest payment payable to any Solar Bond holder will vary depending on when during the offering period the Solar Bonds were purchased and issued. The first interest payment will be equal to (A) the amount of interest payable in a full interest payment period, multiplied by (B) the number of days in the interest payment period in which the Solar Bonds were outstanding, divided by the total number of days in a full interest payment period. Interest on the Solar Bonds (including the first interest payment) will be computed on the basis of a 360-day year of twelve 30-day months.

SolarCity will cause the paying agent for the Solar Bonds, or the “Paying Agent” (which will initially be Solar City) to pay any accrued and unpaid interest to the person in whose name the Solar Bond is registered at the close of business on the regular record date (which we currently expect will be the first day of the month of February and August) relating to such interest payment date. If interest is due at maturity but on a day that is not an interest payment date, SolarCity will pay the interest to the person entitled to receive the principal amount.

For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 2:00 P.M., Pacific Time, on that day. If any interest payment date other than the maturity date for any Solar Bonds would otherwise be a day that is not a business day, such interest payment date will be postponed to the next succeeding business day.

Payments on Solar Bonds.

The Paying Agent will make payments on the Solar Bonds in the following manner:

1.	Direct Platform Purchases. For holders who purchased Solar Bonds directly on our Platform, we will transfer to the bank account SolarCity maintains for the benefit of investors (the “FBO account”) an amount sufficient to pay interest, principal and premiums, if any, on all Solar Bonds that were purchased on our Platform, and each holder’s Solar Bonds Account will be credited with the amount of the interest, principal and premium, if any, paid in respect of the holder’s Solar Bonds.

2.	Financial Intermediary Purchases. For holders who purchased Solar Bonds through a broker or other financial intermediary that purchased solar bonds directly on our Platform, we will transfer an amount sufficient to pay interest, principal and premiums, if any, on Solar Bonds held by or on behalf of that broker or other financial intermediary for its clients to an account as directed by that broker or financial intermediary. These holders will need to contact their broker or other financial intermediary for more information about how to receive payments of interest, principal and premium, if any.

3.	DTC Eligible Solar Bonds. If Solar Bonds of any series will be issued in global form and held through a depository, such as DTC, we will discuss in such supplement how the holders of such Solar Bonds will receive payments of interest, principal and premium, if any. We refer to any such Solar Bonds as being “DTC eligible.”

Payments will be deemed made to any holder when such holder’s Solar Bonds Account is credited with the amount of such payment (whether or not such amounts have been withdrawn by the holder from the FBO account). We will be required to deposit into the FBO account an amount of cash equal to any amounts credited to a holder’s Solar Bond Account. The Company will not be permitted to remove or withdraw any funds from the FBO account, except in connection with the purchase of Solar Bonds by holders or prospective holders.

Ranking

A series of Solar Bonds will:

•	be our senior unsecured obligations;

•	rank equal in right of payment with our other unsubordinated unsecured indebtedness;

•	rank senior in right of payment to any indebtedness that is contractually subordinated to the Solar Bonds;

•	be effectively junior to all of our existing or future secured indebtedness to the extent of the value of the collateral securing such indebtedness (including amounts outstanding under our credit facility); and

•	be structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors.

In the event of a bankruptcy, liquidation, reorganization or other winding up of SolarCity, some of SolarCity’s assets (including interests in subsidiaries) may be available to pay obligations on the Solar Bonds only after the holder of any secured debt has been repaid in full from those assets. There may not be sufficient assets remaining to pay amounts due on any or all of the Solar Bonds then outstanding. The Indenture will not prohibit SolarCity from incurring additional indebtedness, including secured indebtedness, nor will it prohibit any of SolarCity’s subsidiaries from incurring additional indebtedness or other liabilities that would be structurally senior to the Solar Bonds.

Currency; Form and Denomination; Paying Agent

The Solar Bonds of each series will be issued in United States dollars in minimum denominations of $1,000, unless otherwise specified in the applicable prospectus supplement for such series.

SolarCity will act as the initial paying agent for the Solar Bonds.

No Security

Solar Bonds will be our senior unsecured obligations, and will not be secured by any collateral.

Events of Default and Remedies

The occurrence of any of the following events will result in an “Event of Default” with respect to the Solar Bonds of any series:

(1)	SolarCity’s failure to make any payment of interest on such series when due, which failure continues for 30 days;

(2)	SolarCity’s failure to make full payment of principal, or reduced principal or premium, if any, on such series when due at its stated maturity or optional redemption;

(3)	SolarCity’s default in the performance, or breach, of any covenant or agreement under the Indenture applicable to that series, and continuance of such default or breach for a period of 90 consecutive days after there has been given, by registered or certified mail, to SolarCity by the Trustee or to SolarCity and the Trustee by the holders of at least 25% in aggregate principal amount of the Solar Bonds of that series then outstanding, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture; and

(4)	certain events of bankruptcy, insolvency or reorganization of SolarCity described in the Indenture and, in the case of an involuntary insolvency proceeding, such proceeding remaining unstayed for a period of 90 consecutive days.

A default or an Event of Default with respect to any series of Solar Bonds will not automatically trigger a default or an Event of Default with respect to any other series of Solar Bonds.

Notice of a Default

The Indenture provides that the Trustee will deliver notices to all holders of the Solar Bonds of the applicable series of any default known to the Trustee within 90 days after the occurrence of any default with respect to any or all series unless that default has been cured or waived. However, the Indenture provides that the Trustee may withhold notice of a default with respect to the Solar Bonds of any or all series, except a default in payment of principal, premium, if any, or interest, if any, if the Trustee in good faith determines it is in the interest of the holders to do so. As used in this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default.

Remedies Upon an Event of Default

Upon an Event of Default resulting from the failure to timely and fully pay interest, principal (including any redemption discount) or premium (if any) in accordance with the terms of the Indenture, the holders of Solar Bonds of any series to which an Event of Default relates may, subject to certain conditions, direct the Trustee to take legal action against SolarCity to recover any money owed but not paid to them.

In addition, upon any Event of Default with respect to a series, the trustee or the holders of at least 25% in aggregate principal amount of the Solar Bonds of that series then outstanding may declare accrued and unpaid interest, if any, principal (including any redemption discount) and premium, if any, on all the Solar Bonds of that series to be due and payable immediately.

Upon an Event of Default that relates to certain events of bankruptcy, insolvency or reorganization of SolarCity, all accrued and unpaid interest, if any, principal (including any redemption discount) and premium, if any, on all the Solar Bonds will become due and payable immediately.

Continued Accrual of Interest following Acceleration

Until the principal on any accelerated Solar Bonds is fully repaid, interest will continue to accrue on that series of Solar Bonds at the stated interest rate, based on the amount of principal then outstanding. Once the principal on the accelerated Solar Bonds is fully repaid, no further interest will continue to accrue on that series of Solar Bonds, and SolarCity will owe the holders of that series of bonds no further payments (other than any previously accrued but unpaid interest).

Rescinding an Acceleration

Upon specified conditions set forth in the Indenture, the holders of a majority in principal amount of the Solar Bonds of any series then outstanding may rescind and annul an acceleration of the Solar Bonds of that series and its consequences.

No Right to Initiate Bankruptcy Proceedings

In no event will the holders of any series of Solar Bonds or the Trustee have any right or ability, either individually or as a group, to initiate the filing of an involuntary bankruptcy proceeding against SolarCity.

Duties of Trustee

Subject to the provisions of the Trust Indenture Act requiring the Trustee, during the continuance of an Event of Default under the Indenture, to act with the requisite standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Solar Bonds of any series unless those holders have offered the Trustee indemnity reasonably satisfactory to the Trustee against the costs, fees and expenses and liabilities which might be incurred in compliance with such request or direction. Subject to the foregoing, holders of a majority in principal amount of the outstanding Solar Bonds of any series issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture with respect to that series. Prior to an Event of Default, the Trustee is required to perform only those duties expressly set forth in the Indenture. The Indenture requires the annual filing by SolarCity with the Trustee of a certificate which states whether or not SolarCity is in default under the terms of the Indenture.

Subject to the exception described below as related to payment defaults, no holder of any Solar Bonds of any series shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or Trustee, or for any other remedy under the Indenture, unless:

•	such holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Solar Bonds of such series;

•	the holders of not less than 25% in aggregate principal amount of the outstanding Solar Bonds of such series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

•	such holder or holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against the costs, fees and expenses and liabilities which might be incurred in compliance with such request;

•	the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60 day period by the holders of a majority in principal amount of the outstanding Solar Bonds of such series.

Notwithstanding any other provision of the Indenture, the holder of a Solar Bond will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on that Solar Bond on the respective due dates for those payments, and to institute suit for the enforcement of those payments, and this right shall not be impaired without the consent of the holder.

Following the declaration of an Event of Default, the Trustee will automatically become the Security Registrar and Paying Agent and processes for payments to holders and the duties of the Registrar and Paying Agent shall be governed by the Indenture.

Optional Redemption

Unless otherwise specified in the applicable prospectus supplement, the Solar Bonds will not be redeemable, either by SolarCity or by the holders thereof, prior to their maturity.

No Protection in the Event of a Change of Control; No Obligation to Repurchase

Unless we indicate otherwise in a prospectus supplement with respect to a particular series of Solar Bonds, the Solar Bonds will not contain any provisions that may afford holders of the Solar Bonds protection in the event SolarCity undergoes a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control of SolarCity). In particular, SolarCity is not obligated to repurchase your Solar Bonds upon a change of control of SolarCity.

Modifications and Amendments

Modifications and Amendments Without Consent of Holders

SolarCity may enter into a supplemental indenture with the Trustee at any time, without the consent of any holder of Solar Bonds of the relevant series for the purpose of:

•	conveying, transferring, assigning, mortgaging or pledging to the Trustee any property or assets as security for the Solar Bonds;

•	curing any ambiguity or correcting or supplementing any provision contained in the Indenture, or the Solar Bonds or any supplemental indenture, which may be defective or inconsistent with any other provision contained in the Indenture, the Solar Bonds, the relevant supplemental indenture or any other documents in connection with our Solar Bond program, which shall not materially adversely affect the interests of any holder of the Solar Bonds;

•	evidencing the succession of another person to us and the assumption by that successor of our covenants contained in the Indenture and in the Solar Bonds;

•	adding to SolarCity’s covenants or those of the Trustee for the benefit of the holders of the Solar Bonds or to surrender any right or power conferred in the Indenture on SolarCity;

•	adding any additional Events of Default to the Indenture with respect to any series of Solar Bonds;

•	evidencing and providing for the acceptance of appointment by a successor trustee with respect to the Solar Bonds of any series;

•	amending restrictions on transferability of Solar Bonds of any series in any manner that does not materially adversely affect the rights of any holder of Solar Bonds;

•	providing for the issuance of and establishing the forms and terms and conditions of the Solar Bonds;

•	establishing the form of any certifications required to be furnished pursuant to the terms of the Indenture or any Solar Bonds;

•	amending or supplementing any provision contained in the Indenture or in any Solar Bonds, provided that such amendment or supplement does not apply to any Solar Bonds of any series created prior to the date of such supplemental indenture and entitled to the benefits of such provisions; or

•	making any change to the Indenture or any Solar Bonds to conform the terms thereof to the terms reflected in any prospectus (including this prospectus), prospectus supplement, offering memorandum or similar offering document used in connection with the initial offering or sale of any Solar Bonds.

Modifications and Amendments with Consent of Holders

SolarCity and the Trustee may enter into one or more supplemental indentures for the purpose of making any amendment or modification to the Solar Bonds of a series or the Indenture or modifying in any manner the rights of any holder of Solar Bonds with consent of the holder(s) representing at least a majority in aggregate principal amount of Solar Bonds affected by the proposed modification at the time outstanding. However, no such supplemental indenture may, without the affirmative consent or affirmative vote of the holder of each Solar Bond affected thereby:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any such Solar Bond;

•	reduce the principal of or any premium on any Solar Bonds or reduce the rate of interest on any Solar Bonds, or reduce the price payable upon the redemption of any Solar Bond (if applicable);

•	change any place of payment in which the principal of, or any premium or interest on, any such Solar Bond is payable;

•	impair the right of any holder of such Solar Bonds to institute suit for the enforcement of any payment on or with respect to such Solar Bonds;

•	reduce the percentage of the aggregate principal amount of such outstanding Solar Bonds, the consent of the holders of which is required for any supplemental indenture, or the consent of the holders of which is required for any waiver of defaults thereunder and their consequences provided for in the Indenture;

•	modify any of the provisions of the Indenture respecting modifications and amendments, except to increase any percentage specified in the Indenture or to provide that additional provisions of the Indenture cannot be modified or waived without the consent of the holder of each such outstanding Solar Bond; or

•	modify in any manner adverse to the interest of any holder of such Solar Bonds the terms and conditions of SolarCity’s obligations, regarding the due and punctual payment of the principal of, interest on or any other amounts due with respect to such Solar Bonds.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise provided in the applicable prospectus supplement, upon SolarCity’s direction, the Indenture shall cease to be of further effect with respect to any series of Solar Bonds issued under the Indenture specified by SolarCity, subject to the survival of specified provisions of the Indenture when:

•	either

1.	all outstanding Solar Bonds of that series have been delivered to the Trustee for cancellation, subject to exceptions, or

2.	all Solar Bonds of that series have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and SolarCity has deposited with the Trustee, in trust, funds in U.S. dollars or in the foreign currency in which the Solar Bonds of that series are payable in an amount sufficient to pay the entire indebtedness on the Solar Bonds of that series in respect of principal, premium, if any, and interest, if any, to the date of such deposit, if the Solar Bonds of that series have become due and payable, or to the maturity or redemption date of the Solar Bonds of that series, as the case may be;

•	SolarCity has paid all other sums payable under the Indenture with respect to the Solar Bonds of that series; and

•	the Trustee has received an officers’ certificate and an opinion of counsel called for by the Indenture.

Unless otherwise provided in the applicable prospectus supplement, SolarCity may elect with respect to any series of Solar Bonds either:

•	to defease and be discharged from all of its obligations with respect to that series of Solar Bonds (“defeasance”), except for certain limited obligations; or

•	to be released from its obligations with respect to the Solar Bonds of such series under such covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations shall not constitute a default or an Event of Default with respect to that series of debt securities (“covenant defeasance”), in either case upon the irrevocable deposit with the Trustee, or other qualifying trustee, in trust for that purpose, of an amount in U.S. dollars and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and any interest on that series of Solar Bonds, on the due dates for those payments.

The defeasance or covenant defeasance described above shall only be effective if, among other things:

•	it shall not result in a breach or violation of, or constitute a default under, the Indenture;

•	in the case of defeasance, SolarCity shall have delivered to the Trustee an opinion of independent counsel reasonably acceptable to the Trustee confirming that (A) SolarCity has received from or there has been published by the IRS a ruling or (B) since the date of the Indenture there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based on this ruling or change the opinion of counsel shall confirm that, the holders of the Solar Bonds of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

•	in the case of covenant defeasance, SolarCity shall have delivered to the Trustee an opinion of independent counsel reasonably acceptable to the Trustee to the effect that the holders of the Solar Bonds of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

•	if the cash and government obligations deposited are sufficient to pay the principal of, and premium, if any, and interest, if any, of that series provided those debt securities are redeemed on a particular redemption date, SolarCity shall have given the Trustee irrevocable instructions to redeem those debt securities on that date; and

•	no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to Solar Bonds of that series shall have occurred and be continuing on the date of the deposit into trust; and, solely in the case of defeasance, no Event of Default arising from specified events of bankruptcy, insolvency or reorganization with respect to SolarCity or event which with notice or lapse of time or both would become such an Event of Default with respect to SolarCity shall have occurred and be continuing during the period through and including the 91st day after the date of the deposit into trust.

The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting satisfaction and discharge, defeasance or covenant defeasance with respect to the Solar Bonds of a particular series.

No Personal Liability of Incorporators, Stockholders, Officers, Directors

The Indenture provides that no recourse shall be had under any obligation, covenant or agreement of SolarCity in the Indenture or in any of the Solar Bonds or because of the creation of any indebtedness represented thereby, against any of SolarCity’s incorporators, stockholders, officers or directors, past, present or future, or of any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the Solar Bonds, waives and releases all such liability.

Concerning the Trustee

U.S. Bank National Association will act as Trustee under the Indenture.

The Trust Indenture Act limits the rights of a trustee, if the trustee becomes a creditor of SolarCity, to obtain payment of claims or to realize on property received by it in respect of those claims, as security or otherwise. Any trustee is permitted to engage in other transactions with SolarCity and its subsidiaries from time to time. However, if a trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an Event of Default under the Indenture or resign as trustee.

The Trustee has not reviewed this offering document on behalf of any holder and makes no representations or warranties with regards to the information contained herein. Additionally, the Trustee makes no representations or warranties with regards to the operation of the Platform or for the characterization of any FBO account.

Unclaimed Funds

All funds deposited with the Trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the Solar Bonds that remain unclaimed for one year after the date upon which the principal of, premium, if any, or interest on such Solar Bonds shall have become due and payable will be repaid to SolarCity. Thereafter, any right of any holder of Solar Bonds to such funds shall be enforceable only against SolarCity, and the Trustee and paying agents will have no liability therefor.

Form of Note; Transfer and Exchange

We expect that all non-DTC eligible Solar Bonds of a particular series will be represented by a single global note that SolarCity will maintain as part of its books and records, which note will be periodically amended from time to time. No physical certificate will be issued to you as a holder of a Solar Bond, and SolarCity will, in its capacity as transfer agent and registrar (or any such agent that SolarCity engages will, in such capacity), maintain a record as to the ownership interest of each holder of a Solar Bond (including upon transfer, if permitted, of such Solar Bond). We expect that all DTC eligible Solar Bonds of a particular series will be represented by global securities. We expect that these global securities will be deposited with a depositary and registered in the name of a registrar, in each case, as specified in the prospectus supplement for such series.

Some series of Solar Bonds may not be transferable, except as required by law. This means that, absent a legal requirement to effect a transfer of a holder’s Solar Bonds (such as a court order), such holder would be prohibited from selling or otherwise transferring its Solar Bonds prior to maturity. We will specify in the applicable prospectus supplement the transfer restrictions for a particular series of Solar Bonds.

If a particular series of Solar Bonds permits transfer, the transfer agent and registrar for the Notes, which initially will be SolarCity, will not be obligated to recognize any purported transfer of a Solar Bond, except a transfer through a permitted trading system or other permitted means of transfer, or except as may be required by applicable law or court order. However, unless otherwise specified in a prospectus supplement, the Solar Bonds will not be listed on any securities exchange. Each issuance of a new series of Solar Bonds will be a new issuance of securities having no established trading market, and the aggregate principal amount of each such new series may be too small to support an active trading market. Moreover, because we do not intend to sell Solar Bonds through any underwriters, markets that may develop for unlisted securities sold in underwritten offerings may not develop with respect to any series of Solar Bonds since there is no underwriter to act as a market-maker for the Solar Bonds. Therefore, investors must be prepared to hold their Solar Bonds to maturity.

Governing Law

The Indenture will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Vehicle Loans

SolarCity has entered into various vehicle loan agreements with various financial institutions. The vehicle loans are secured by the vehicles financed and mature between March 2015 and December 2018. Total vehicle loans outstanding as of June 30, 2014 and December 31, 2013 was $11.3 million and $6.5 million, respectively, of which $8.4 million and $4.7 million, respectively, are included in the condensed consolidated balance sheets under long-term debt, net of current portion. For the total amount outstanding as of June 30, 2014, the interest rates ranged between 0.00% and 7.49%.

Term Loans with various subsidiaries of SolarCity

On June 7, 2013, a subsidiary of SolarCity entered into an agreement with a syndicate of banks for a term loan of $100.0 million. On January 6, 2014, the agreement was amended to increase the maximum term loan availability to $158.0 million. Each tranche of the term loan bears interest at an annual rate of LIBOR plus 3.25%. As of June 30, 2014, the interest rates ranged between 3.40% and 3.60%. The term loan is secured by the assets and cash flows of the subsidiary and is non-recourse to SolarCity’s other assets. The term loan matures on June 7, 2015. Through June 30, 2014, SolarCity had borrowed an aggregate of $135.9 million under the term loan. Of the amount borrowed, $132.1 million, net of fees, and $85.5 million, net of fees, were outstanding as of June 30, 2014 and December 31, 2013, respectively, of which $0.0 million and $81.3 million, respectively, are included in the condensed consolidated balance sheets under long-term debt, net of current portion. SolarCity was in compliance with all debt covenants as of June 30, 2014.

On February 4, 2014, a subsidiary of SolarCity entered into an agreement with a syndicate of banks for a term loan of $100.0 million. On February 20, 2014, this agreement was amended to increase the maximum term loan availability to $220.0 million. On March 20, 2014, this agreement was further amended to increase the maximum term loan availability to $250.0 million. The term loan bears interest at an annual rate of LIBOR plus 3.25% or, at SolarCity’s option, 3.25% plus the higher of:

•	the federal funds rate plus 0.50%;

•	Bank of America’s published “prime rate,” or

•	LIBOR plus 1.00%.

As of June 30, 2014, the interest rates ranged between 3.40% and 3.48%. The term loan is secured by the assets and cash flows of the subsidiary and is non-recourse to SolarCity’s other assets. The term loan matures on December 31, 2016. Through June 30, 2014, SolarCity had borrowed an aggregate of $45.6 million, net of fees, under the term loan. Of the amount borrowed, $44.5 million, net of fees, was outstanding as of June 30, 2014, which is included in the condensed consolidated balance sheets under long-term debt, net of current portion. SolarCity was in compliance with all debt covenants as of June 30, 2014.

On May 23, 2014, a subsidiary of SolarCity entered into an agreement with a syndicate of banks for a term loan of $125.0 million. The term loan bears interest at an annual rate of 3.00% to 4.00%, depending on the cumulative period the term loan has been outstanding, plus LIBOR or, at SolarCity’s option, plus the highest of

•	the Federal Funds Rate plus 0.50%,

•	Bank of America’s published “prime rate” or

•	LIBOR plus 1.00%.

As of June 30, 2014, the interest rate was 3.15%. The term loan is secured by certain assets and cash flows of the subsidiary and is non-recourse to SolarCity’s other assets or cash flows. The term loan matures on May 23, 2016. Through June 30, 2014, SolarCity had borrowed an aggregate of $8.5 million under the term loan. Of the amount borrowed, $8.2 million, net of fees, was outstanding as of June 30, 2014, which is included in the condensed consolidated balance sheets under long-term debt, net of current portion. SolarCity was in compliance with all debt covenants as of June 30, 2014

Credit Facility for SolarStrong

On November 21, 2011, a subsidiary of SolarCity entered into an agreement with a bank, for a credit facility of up to $350 million. The credit facility is used to partially fund SolarCity’s SolarStrong initiative, which is a five-year plan to build solar energy systems for privatized U.S. military housing communities across the country. The credit facility is drawn-down in tranches, with the interest rates determined when amounts are drawn-down. As of June 30, 2014, the interest rates ranged between 6.78% and 7.27%. The credit facility is secured by the assets of the SolarStrong initiative and is non-recourse to SolarCity’s other assets. The credit facility matures in 2032. As of June 30, 2014 and December 31, 2013, $5.3 million, net of fees, and $5.4 million, net of fees, respectively, were outstanding under the credit facility, of which $5.2 million, net of fees, and $5.3 million, net of fees, respectively, are included in the condensed consolidated balance sheets under long-term debt, net of current portion. SolarCity was in compliance with all debt covenants as of June 30, 2014.

Revolving Credit Facility

In September 2012, SolarCity entered into a revolving credit agreement with a syndicate of banks to obtain funding for working capital, letters of credit and funding for general corporate needs. The committed amount under the revolving credit facility was increased from $75.0 million to $160.5 million on November 1, 2013 and then from $160.5 million to $200.0 million on December 13, 2013. Borrowed funds bear interest at an annual rate of 3.25% plus LIBOR or, at SolarCity’s option, 2.25% plus the higher of:

•	the federal funds rate plus 0.50%;

•	Bank of America’s published “prime rate,” or

•	LIBOR plus 1.00%.

As of June 30, 2014, the interest rates ranged between 3.40% and 5.50%. The fee for letters of credit is 3.875% per annum, and the fee for undrawn commitments is 0.375% per annum. The revolving credit facility is secured by certain of SolarCity’s machinery and equipment, accounts receivable, inventory and other assets. The revolving credit facility matures on December 31, 2016. As of June 30, 2014 and December 31, 2013, $190.1 million, net of fees, and $138.5 million, net of fees, respectively, were outstanding under the revolving credit facility, all of which are included in the condensed consolidated balance sheets under long-term debt, net of current portion. In each of June, July, September and October 2014, the revolving credit facility was amended to increase certain thresholds, including those relating to permitted investment amounts by SolarCity, and to make certain changes in connection with SolarCity’s acquisition of Silevo, Inc., issuance of consumer loans in connection with SolarCity’s MyPower, and issuance of Solar Bonds, among other things.

Pursuant to the terms of the revolving credit facility, we are obligated to (i) maintain an interest coverage ratio of 1.5-to-1 as of the end of each fiscal quarter and (ii) maintain at least $50 million of unencumbered liquidity as of the end of each month. The interest coverage ratio is measured by dividing (a) an amount equal to the excess of (i) our trailing 12-month consolidated gross profit over (ii) twenty percent of our trailing 12-month consolidated general and administrative expenses by (b) our unconsolidated trailing 12-month cash interest charges. Unencumbered liquidity is defined as the average daily cash and cash equivalents of SolarCity and our non-excluded subsidiaries.

SolarCity was in compliance with all debt covenants as of June 30, 2014.

Convertible Senior Notes

October 2013

In October 2013, SolarCity issued $230.0 million in aggregate principal of 2.75% convertible senior notes due on November 1, 2018 through a public offering. The convertible senior notes bear interest at a fixed rate of 2.75% per annum.

Each $1,000 of principal of the convertible senior notes is initially convertible into 16.2165 shares of SolarCity’s common stock, which is equivalent to an initial conversion price of $61.67 per share, subject to adjustment upon the occurrence of specified events. Holders of the convertible senior notes may convert their convertible senior notes at their option at any time on or prior to the second scheduled trading day preceding maturity. If certain corporate events occur prior to the maturity date, SolarCity would increase the conversion rate for a holder who elects to convert its convertible senior notes in connection with such a corporate event in certain circumstances.

September and October 2014

In September 2014, SolarCity issued $500.00 million in aggregate principal of 1.625% convertible senior notes due 2019 through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. In October 2014, the initial purchasers exercised their option to acquire an additional $66.00 million in aggregate principal of 1.625% convertible senior notes due 2019 issued by SolarCity through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The convertible senior notes bear interest at a fixed rate of 1.625% per annum.

The initial conversion rate for the notes is 11.9720 shares of common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $83.53 per share). The notes will be convertible at the option of the note holders on or prior to the second scheduled trading day preceding maturity. Conversions of the notes will be settled in shares of SolarCity’s common stock other than for any costs paid for fractional shares. If certain corporate events occur prior to the maturity date, SolarCity would increase the conversion rate for a holder who elects to convert its convertible senior notes in connection with such a corporate event in certain circumstances.

Solar Asset-backed Notes

In November 2013, SolarCity pooled and transferred qualifying solar energy systems and the associated customer contracts into a special purpose entity, or SPE, and issued $54.4 million in aggregate principal of Solar Asset-backed Notes, Series 2013-1 with a scheduled maturity date of December 2026, backed by these solar assets to certain investors. The SPE is wholly-owned by SolarCity and is consolidated in SolarCity’s financial statements. Accordingly, SolarCity did not recognize a gain or loss on transfer of these solar assets. The Solar Asset-backed Notes were issued at a discount of 0.05%. The Solar Asset-backed Notes bear interest at a fixed rate of 4.80% per annum and have a final maturity date of November 20, 2038. The cash generated by these solar assets are used to service the monthly principal and interest payments on the Solar Asset-backed Notes and satisfy the SPE’s expenses, and any remaining cash is distributed to a wholly-owned subsidiary of SolarCity. SolarCity recognizes revenue earned from the associated customer contracts in accordance with SolarCity’s revenue recognition policy. The assets and cash generated by the qualifying solar energy systems are not available to the other creditors of SolarCity, and the creditors of the SPE, including the Solar Asset-backed Note holders, have no recourse to SolarCity’s other assets. SolarCity has contracted with the SPE to provide operations and maintenance services for the qualifying solar energy systems. In April 2014, SolarCity pooled and transferred qualifying solar energy systems and the associated customer contracts into a SPE and issued $70.2 million in aggregate principal of Solar Asset-backed Notes, Series 2014-1, backed by these solar assets to certain investors. The SPE is wholly owned by SolarCity and is consolidated in SolarCity’s financial statements. Accordingly, SolarCity did not recognize a gain or loss on the transfer of these solar assets. The Solar Asset-backed Notes were issued at a discount of 0.01%. The Solar Asset-backed Notes bear interest at a fixed rate of 4.59% per annum and have a final maturity date of April 20, 2044. The cash flows generated by these solar assets are used to service the monthly principal and interest payments on the Solar Asset-backed Notes and satisfy the SPE’s expenses, and any remaining cash is distributed to a subsidiary of SolarCity.

SolarCity recognizes revenue earned from the associated customer contracts in accordance with SolarCity’s revenue recognition policy. The assets and cash flows generated by the qualifying solar energy systems are not available to the other creditors of SolarCity, and the creditors of the SPE, including the Solar Asset-backed Note holders, have no recourse to SolarCity’s other assets. SolarCity contracted with the SPE to provide operations and maintenance services for the qualifying solar energy systems.

In connection with the pooling of the assets that were transferred to the SPE in November 2013, SolarCity terminated a lease pass-through arrangement with an investor. The lease pass-through arrangement had been accounted for as a borrowing and any amounts outstanding from the arrangement were reported as lease pass-through financing obligation. The balance that was then outstanding under this arrangement recorded as a component of lease pass-through financing obligation was $56.4 million. SolarCity paid the investor an aggregate amount of $40.2 million and the balance is to be paid over time. The balance will be paid using the net cash flows generated by the same assets previously leased under the master lease arrangement, after payment of the principal and interest on the Solar Asset-backed Notes and expenses related to the assets and the notes, including asset management fees, custodial fees and trustee fees, and was contractually documented as a right to participate in future cash flows of the SPE. This right to participate in future residual cash flows generated by the assets of the SPE has been disclosed as a component of other liabilities and deferred credits for the noncurrent portion and as a component of accrued and other current liabilities for the current portion under the caption “participation interest.” The arrangement was terminated in furtherance of our financial strategy of monetizing our solar assets at the lowest cost of capital. SolarCity accounted for this right to participate in residual cash flows generated by the assets of the SPE as a liability because the investor has no voting or management rights in the SPE, the right would terminate upon the investor achieving a specified return and the investor has the option to put the right to SolarCity on a specified date for the amount necessary for the investor to achieve the specified return that would require SolarCity to settle the participation interest on a net basis in cash. In addition, under the terms of the right to receive residual cash flows generated by the assets of the SPE, SolarCity has the option to purchase the participation interest from the investor for the amount necessary for the investor to achieve the specified return.

As of June 30, 2014 and December 31, 2013, $120.9 million and $52.9 million, respectively, of all Solar Asset-backed Notes were outstanding, of which $115.0 million and $49.8 million, respectively, are included in the condensed consolidated balance sheets as non-current. As of June 30, 2014, the solar assets securitizing the Solar Asset-backed Notes had a carrying amount of $146.6 million and are included in our condensed consolidated balance sheets under solar energy systems, leased and to be leased – net. SolarCity was in compliance with all Solar Asset-backed Note covenants under these agreements as of June 30, 2014.

In July 2014, SolarCity pooled and transferred qualifying solar energy systems and the associated customer contracts into a SPE and issued two classes of Solar Asset-backed Notes: $160 million in aggregate principal of Series 2014-2, Class A and $41.5 million in aggregate principal of Series 2014-2, Class B. Each series of Solar Asset-backed Notes are backed by these solar assets and the rights of the SPE under a master lease with respect to such solar assets to certain investors. The SPE is wholly-owned by SolarCity and is consolidated in SolarCity’s financial statements. Accordingly, SolarCity did not recognize a gain or loss on transfer of these solar assets. The Series 2014-2, Class A Solar Asset-backed Notes bear interest at a fixed rate of 4.026% per annum, which represents a credit spread of 1.8% over the benchmark rate, and an anticipated repayment date of July 20, 2022. The Series 2014-2, Class B Solar Asset-backed Notes bear interest at a fixed rate of 5.45% per annum, which represents a credit spread of 3.224% over the benchmark rate, and an anticipated repayment date of July 20, 2022. The rent paid by the lessee of these solar assets is used (and, following the expiration of the master lease, the cash generated by these solar assets will be used) to service the monthly principal and interest payments on the Solar Asset-backed Notes and satisfy the SPE’s expenses, and any remaining cash is distributed to a wholly-owned subsidiary of SolarCity. SolarCity recognizes rent received under the associated master lease as a financial obligation and revenue earned from the associated customer contracts in accordance with SolarCity’s revenue recognition policy. The assets and cash generated by the master lease and the qualifying solar energy systems, are not available to the other creditors of SolarCity, and the creditors of the SPE, including the Solar Asset-backed Note holders, have no recourse to SolarCity’s other assets. SolarCity has contracted with the SPE to provide operations and maintenance services for the qualifying solar energy systems.

Unused Borrowing Capacity

As of June 30, 2014, we had $327.5 million of unused borrowing capacity available under our debt agreements that could be drawn down without violating any covenants, as summarized in the following table (in thousands):

	Available Borrowing Limit	Outstanding Amount Borrowed	Unused Borrowing Capacity
Revolving credit facility	$200,000	$193,459	$6,541
Term loan obtained on February 4, 2014	250,000	45,555	204,445
Term loan obtained on May 23, 2014	125,000	8,457	116,543
Total	$575,000	$247,471	$327,529

Additionally, as of June 30, 2014, we had a further $344.0 million of available financing under our Credit Facility for SolarStrong, referenced above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences expected to result from the purchase, ownership and disposition of the Solar Bonds by investors who acquire the Solar Bonds at original issuance for their “issue price” within the meaning of section 1273 of the Internal Revenue Code of 1286, as amended (“Code”) (the first price at which a substantial amount of the Solar Bonds are sold to investors for cash other than bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers) and who hold the Solar Bonds as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary is based upon current provisions of the Code, applicable Treasury regulations, judicial authority and administrative interpretations and practice. Future legislation, Treasury regulations, administrative interpretations and practice and court decisions may affect the tax consequences described in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”) concerning the tax consequences described in this summary, and the statements set forth herein are not binding on the IRS or a court. Thus, we cannot assure you that the tax consequences described in this summary will not be challenged by the IRS or sustained by a court if so challenged.

The U.S. federal income tax treatment of a holder of a Solar Bond may vary depending upon such holder’s particular situation. Certain holders (including, but not limited to, banks and other financial institutions, real estate investment trusts, regulated investment companies, former citizens or permanent residents of the United States, controlled foreign corporations, passive foreign investment companies, individual retirement and other tax-deferred accounts, insurance companies, persons who mark-to-market the Solar Bonds for U.S. federal income tax purposes, partnerships or other pass-through entities or investors therein, brokers, dealers in securities or currencies, traders in securities, governmental organizations, tax-exempt entities, U.S. holders (as defined below) that have a functional currency other than the U.S. dollar, holders subject to the alternative minimum tax, and persons holding Solar Bonds as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction) may be subject to special tax rules not discussed below. This summary addresses only certain U.S. federal income tax consequences of the purchase, ownership and disposition of the Solar Bonds, and does not address any state, local or non-U.S. tax consequences, or any tax consequences under the estate, gift, or alternative minimum tax provisions of the Code.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE PARTICULAR CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SOLAR BONDS, INCLUDING THE APPLICATION AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS AND TAX TREATIES.

As used herein, the term “U.S. holder” means a beneficial owner of a Solar Bond that is or is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source;

•	a trust if both (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons (as defined in Code section 7701(a)(30)) have authority to control all substantial decisions of the trust; or a trust that was in existence on August 20, 1996, and treated as a U.S. person prior to such date, that elects to continue to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means any beneficial owner of a Solar Bond (other than a partnership or other pass-through entity) that is not a U.S. holder. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds a Solar Bond, the tax treatment of a partner in the partnership with respect to the Solar Bond generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding a Solar Bond, you should consult your tax advisor regarding the tax consequences of the partnership’s purchase, ownership and disposition of a Solar Bond.

Stated Interest

Unless the applicable prospectus supplement provides otherwise, interest payments on the Solar Bonds will constitute “qualified stated interest” as that term is defined in the immediately succeeding paragraph. Accordingly, interest on the Solar Bonds will be subject to tax to a U.S. holder as ordinary income at the time it accrues or is received, in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount

Other than short-term Solar Bonds, discussed below, if we issue Solar Bonds at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the Solar Bonds multiplied by the number of full years to their maturity, or in the case of amortizing Solar Bonds, their weighted average maturity, or the “de minimis amount,” the Solar Bonds will be “Original Issue Discount Solar Bonds.” The difference between the issue price and the stated redemption price at maturity of the Solar Bonds will be the “original issue discount,” or “OID.” As mentioned above, the “issue price” of the Solar Bonds will be the first price at which a substantial amount of the Solar Bonds are sold to the public. The “stated redemption price at maturity” will include all payments under the Solar Bonds other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property, other than debt instruments issued by the Issuer at least annually during the entire term of a Solar Bond at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

If you invest in a Solar Bond that is issued at a discount that is less than the de minimis amount, or “de minimis OID”, you must include the de minimis OID in income as stated principal payments are made on the Solar Bond, unless you make the election described below to treat all interest as original issue discount. The amount includible in income with respect to each such payment can be determined by multiplying the total amount of a Solar Bond’s de minimis OID by a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Solar Bond.

If you invest in an Original Issue Discount Solar Bond, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Code and certain U.S. Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Solar Bond, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income. In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Solar Bond with a maturity greater than one year, you will be required to include OID in income using a “constant-yield method.” As a result of this constant yield method of including OID income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Solar Bond denominated in U.S. dollars generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

The amount of OID included in ordinary gross income is the sum of the “daily portions” of OID on that Solar Bond for all days during the taxable year that you own the Solar Bond. The daily portions of OID on an Original Issue Discount Solar Bond are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that period. If you are the initial holder of the Solar Bond, the amount of OID on an Original Issue Discount Solar Bond allocable to each accrual period is determined by: (i) multiplying the “adjusted issue price”, as defined below, of the Solar Bond at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity, as defined below, of the Solar Bond and the denominator of which is the number of accrual periods in a year. The “adjusted issue price” of an Original Issue Discount Solar Bond at the beginning of any accrual period will generally be the sum of its issue price, including any accrued interest, and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the Solar Bond in all prior accrual periods. All payments on an Original Issue Discount Solar Bond, other than qualified stated interest, will generally be viewed first as payments of previously accrued

OID, to the extent of the previously accrued discount, with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a Solar Bond is the discount rate, appropriately adjusted to reflect the length of accrual periods that causes the present value on the issue date of all payments on the Solar Bond to equal the issue price.

Floating rate Solar Bonds generally will be treated as “variable rate debt instruments” under the OID Regulations. Accordingly, the stated interest on a Floating Rate Solar Bond generally will be treated as “qualified stated interest” and such a Solar Bond will not have OID solely as a result of the fact that it provides for interest at a variable rate. Both the “annual yield to maturity” and the qualified stated interest will be determined for these purposes as though the Solar Bond will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the Solar Bond on its date of issue or, in the case of some floating rate Solar Bonds, the rate that reflects the yield that is reasonably expected for the Solar Bond. Additional rules may apply if interest on a floating rate Solar Bond is based on more than one interest index. If a floating rate Solar Bond does not qualify as a “variable rate debt instrument,” the Solar Bond will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a detailed description of the tax considerations relevant to U.S. holders of any such Solar Bonds in the applicable prospectus supplement.

Certain Original Issue Discount Solar Bonds may be redeemed prior to maturity, either at the option of the Issuer or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the applicable prospectus supplement. Original Issue Discount Solar Bonds containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Solar Bonds with these features, you should carefully examine the applicable prospectus supplement and consult your tax adviser about their treatment since the tax consequences of OID will depend, in part, on the particular terms and features of the Solar Bonds.

You generally may make an irrevocable election to include in income your entire return on a Solar Bond, under the constant yield method described above. If you purchase Solar Bonds at a premium or market discount and if you make this election, you will also be deemed to have made the election, discussed below under “Premium” and “Market Discount,” respectively, to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold.

Short-Term Solar Bonds

The rules described above will also generally apply to Original Issue Discount Solar Bonds with maturities of one year or less, or “short-term Solar Bonds”, but with some modifications. First, the OID rules treat none of the interest on a short-term Solar Bond as qualified stated interest, but treat a short-term Solar Bond as having OID. Thus, all short-term Solar Bonds will be Original Issue Discount Solar Bonds. Except as noted below, if you are a cash-basis holder of a short-term Solar Bond and you do not identify the short-term Solar Bond as part of a hedging transaction you will generally not be required to accrue OID currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the Solar Bond as ordinary income to the extent such gain does not exceed the OID accrued with respect to the Solar Bond during the period you held the Solar Bond. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term Solar Bond until the maturity of the Solar Bond or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term note, you may elect to accrue OID on a current basis, in which case the limitation on the deductibility of interest described above will not apply. A U.S. holder using the accrual method of tax accounting and some cash method holders, including banks, securities dealers, certain types of pass-through entities, regulated investment companies and certain trust funds, generally will be required to include OID on a short-term Solar Bond in gross income on a current basis. OID will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding. Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term Solar Bond you may elect to accrue any “acquisition discount” with respect to the Solar Bond on a current basis. Acquisition discount is the excess of the remaining redemption amount of the Solar Bond at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the OID rules will not apply Finally, the market discount rules described below will not apply to short-term Solar Bonds.

Premium

If you purchase a Solar Bond at a cost greater than the Solar Bond’s remaining redemption amount, you will be considered to have purchased the Solar Bond at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the Solar Bond. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS. If you elect to amortize the premium, you will be required to reduce your tax basis in the Solar Bond by the amount of the premium amortized during your holding period. Original Issue Discount Solar Bonds purchased at a premium will not be subject to the OID rules described above. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the Solar Bond. Therefore, if you do not elect to amortize premium and you hold the Solar Bond to maturity, you generally will be required to treat the premium as capital loss when the Solar Bond matures.

Market Discount

If you purchase a Solar Bond at a price that is lower than the Solar Bond’s remaining redemption amount, or in the case of an Original Issue Discount Solar Bond, the Solar Bond’s adjusted issue price, by 0.25% or more of the remaining redemption amount, or adjusted issue price, multiplied by the number of remaining whole years to maturity, the Solar Bond will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the Solar Bond generally will be treated as ordinary interest income to the extent of the market discount that accrued on the Solar Bond during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the Solar Bond. In general, market discount will be treated as accruing ratably over the term of the Solar Bond, or, at your election, under a constant yield method. You may elect to include market discount in gross income currently as it accrues, on either a ratable or constant yield basis, in lieu of treating a portion of any gain realized on a sale of the Solar Bond as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the taxable year to which such election applies and is revocable only with the consent of the IRS.

Medicare Surtax

Certain U.S. holders who are individuals, estates, or trusts are subject to a 3.8% Medicare surtax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its gross interest income and its net gains from the disposition of the Solar Bonds, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Prospective investors should consult their own tax advisors regarding the effect, if any, of this surtax on their investment in the Solar Bonds.

Sale, exchange, retirement or other taxable disposition of the Solar Bonds

In general, a U.S. holder will recognize capital gain or loss on the sale, exchange, retirement or other taxable disposition of a Solar Bond in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received in exchange therefor (except to the extent attributable to accrued interest not previously taken into income, which generally will be taxable to a U.S. holder as ordinary income), and

•	the U.S. holder’s adjusted tax basis in such Solar Bond.

A U.S. holder’s tax basis in a Solar Bond generally will equal the price paid for the Solar Bond (reduced by any cash payments received on the Solar Bond other than stated interest). Gain recognized by a non-corporate U.S. holder from the sale of a capital asset that has been held for more than one year may be eligible for reduced rates of U.S. federal income tax, whereas gain recognized by a non-corporate U.S. holder from the sale of a capital asset that has been held for one year or less generally will be subject to U.S. federal income tax at ordinary income tax rates. Gain recognized by a corporate U.S. holder from the sale of a capital asset will be subject to U.S. federal income tax at ordinary income tax rates, regardless of the corporation’s holding period. The deductibility of capital loss is subject to limitations.

Backup withholding and information reporting

Generally, we must report to the IRS the amount of payments of interest on and the proceeds of the sale or other disposition of the Solar Bonds, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld, but they do not apply to U.S. holders that are exempt from the information reporting rules, such as corporations. In general, backup withholding (currently at a rate of 28%) will apply to payments received by a U.S. holder with respect to the Solar Bonds unless the U.S. holder is (i) a corporation or other exempt recipient and, when required, establishes an exemption or (ii) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder that does not provide us with its correct taxpayer identification number may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a U.S. holder may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

DESCRIPTION OF OUR PLATFORM

Overview

You will be able to purchase Solar Bonds directly from SolarCity through our Platform. The Solar Bonds will be issued in different series, with the maturity, interest rate and other terms of the series set forth in the prospectus and prospectus supplement for such series. Solar Bonds will be offered on our Platform only after a prospectus with respect to that series has been filed with the SEC.

You can obtain the prospectus and prospectus supplement on our Platform. This prospectus describes in general terms the Solar Bonds and the Solar Bond program, while the prospectus supplement for each series will describe features of the Solar Bonds unique to that series, including the pricing terms for such series. When you review the prospectus and prospectus supplement for a particular series of Solar Bonds on our Platform, you will see both the prospectus and prospectus supplement together, along with a plain English Q&A that is included in the front of the prospectus.

Any interested investor who accesses our Platform will be able to view the information on our Platform, including the information about the Solar Bonds. However, only if you have established an account through our Platform will you be able to purchase Solar Bonds. Prior to your purchasing of any Solar Bonds for a particular series, you must follow the steps outlined below.

Our Platform contains information about SolarCity, including links to our most recent annual report on Form 10-K, as amended, and subsequently filed Forms 10-Q, including amendments, and 8-K including, without limitation, the Current Report on Form 8-K filed on September 23, 2014 and the Risk Factors filed as Exhibit 99.2 thereto, as filed on the SEC’s EDGAR database. Our Platform also contains additional information about the Solar Bonds Program.

The initial URL for our Platform can be found at solarbonds.solarcity.com.

Establishing an Account

The first step to being able to purchase Solar Bonds under our Platform is for you to set up an account (a “Solar Bond Account”). In order to set up a Solar Bond Account, you need to do the following:

•	if you are an individual, you will need to establish a Solar Bond Account through our Platform by registering and providing your name, email address, social security number, the type of account and other specified information;

•	if you are an organization, you will establish a Solar Bond Account through our Platform by registering and providing the name of the organization, the type of organization, email address, tax identification number, type of account and other specified information; and

•	in either case, you must agree to our terms of use, privacy policy, and customer agreement and/or financial intermediary agreement, which provide for the general terms and conditions of using our Platform and purchasing the Solar Bonds and other applicable terms and conditions.

As part of these terms and conditions, you will be required to certify to us, among other things, that:

•	you will download and view this prospectus and any applicable prospectus supplement relating to a series of Solar Bonds through our Platform each time you purchase Solar Bonds;

•	that you are making your own investment decision and understand the risk of investing in the Solar Bonds;

•	that you understand that you will not receive the benefit of a broker or financial adviser; and

•	that we are not providing you any investment advice nor are we acting as or registered as a broker, dealer, investment adviser or other fiduciary.

By registering to purchase Solar Bonds, you will be deemed to represent and warrant to us, among other things, that:

•	if you are an individual investor, your purchase order is submitted for and on behalf your account;

•	if you are an organization, your purchase order has been submitted by an officer or agent who is authorized to bind the organization;

•	you agree with our Platform’s terms of use, our privacy policy and our customer agreement and/or financial intermediary agreement, all of which will be available to you on our Platform;

•	you will review this prospectus and any applicable prospectus supplement for each series of Solar Bonds prior to making an investment; and

•	that your purchase order and all other consents submitted through our Platform are legal, valid and enforceable contracts.

You must agree to receive all notifications required by law or regulation or provided for by our Platform or the Indenture electronically at your last electronic address you provided to us. If you want to submit your purchase orders through your broker, you will not be able to submit purchase orders directly through our Platform.

After you have successfully registered with our Platform, you will receive a confirmation of your successful registration and may view available Solar Bond offerings. Please note that you are not obligated to submit a purchase order for any series of Solar Bonds in any offering simply because you have registered on our Platform.

The Solar Bonds may not be a suitable investment for you, even if you qualify to purchase Solar Bonds. Moreover, even if you qualify to purchase Solar Bonds in an offering and place a purchase order, you may not receive an allocation of Solar Bonds in our offering for a number of reasons described in this prospectus.

If you have difficulty opening an account or otherwise using our Platform, you may call a number listed on our Platform to speak with one of our customer service representatives. Customer service representatives will help you with technical and technology issues related to your use of our Platform. However, customer service representatives will not provide you with any investment advice, nor will they provide you with any information as to the Solar Bonds or any series of Solar Bonds, how much to invest in Solar Bonds, or the merits of investing or not investing in Solar Bonds.

Once you have created your account, you may transfer funds from your bank account into your investor account, as described in more detail below. See “Description of our Platform—Structure of Investor Accounts and Treatment of Your Balances.” You cannot purchase Solar Bonds until you have funds on deposit in your investor account.

How to Purchase Solar Bonds

Once you have opened an account, you can submit purchase orders by:

•	selecting the series of Solar Bonds that you wish to purchase from our available offerings;

•	reviewing the applicable prospectus for such series of Solar Bonds;

•	indicating the amount of Solar Bonds that you wish to purchase;

•	submitting a purchase order by clicking “Submit,” and

•	reviewing the purchase order to ensure accuracy, checking the box to confirm accuracy and confirming the purchase order by clicking “Confirm.”

You will not be able to purchase a Solar Bond unless you have completed all of the above steps.

In order for you to complete a purchase order for Solar Bonds, you must first have funds on deposit in your investor account sufficient to cover your purchase. Once you submit a purchase order to our Platform, your purchase order will constitute an offer to purchase Solar Bonds of the applicable series.

For purposes of the electronic order process at our Platform, the time as maintained on our Platform will constitute the official time of a purchase order. Purchase orders submitted on our Platform must be received before the termination of the offering period for the applicable series as specified in the applicable prospectus supplement and our Platform.

Platform Operation

Although our Platform has been subjected to testing to confirm its functionality and ability to handle numerous purchase orders and prospective investors, we cannot predict the response of our Platform to any particular issuance of Solar Bonds pursuant to this prospectus. You should be aware that if a large number of investors try to access our Platform at the same time and submit their purchase orders simultaneously, there may be a delay in receiving and/or processing your purchase order. You should also be aware that general communications and internet delays or failures unrelated to our Platform, as well as Platform capacity limits or failures may prevent purchase orders from being received on a timely basis by our Platform. We cannot guarantee you that any of your submitted purchase orders will be received, processed and accepted during the offering process.

In order for you to complete a purchase, you must have funds on deposit in your investor account in at least the amount of the purchase order. Orders are typically processed on the business day following the order. As a result, you may cancel orders placed Monday through Thursday prior to 11:59 PM (Pacific Time) on the day the order is placed, and you may cancel orders placed Friday through Sunday anytime before 11:59 PM (Pacific Time) on Sunday. You may not withdraw the amount of your purchase order from your account, unless the listing is withdrawn or cancelled. Once a purchase order is accepted and processed, it is irrevocable. See “Description of our Platform—Structure of Investor Accounts and Treatment of Your Balances” for more information.

Prior to submitting a purchase order, you will be required to acknowledge receipt of the offering documents for the series of Solar Bonds that you wish to purchase. In the case of an entity investor or financial intermediary, the prospective investor will be required to make representations regarding the authority of the signatory to enter into the agreement and make representations on behalf of the entity (and, in the case of a financial intermediary only, representations regarding compliance with the terms of the agreement that the financial intermediary has entered into with SolarCity).

Currently, the minimum purchase order that you may submit for any particular offering of Solar Bonds is $1,000, and there is no maximum purchase order that may be submitted, subject to availability. We may change the minimum or maximum purchase amount from time to time.

Structure of Investor Accounts and Treatment of Your Balances

SolarCity maintains and acts as the recordkeeper of a pooled account at Wells Fargo Bank to hold the funds for your and other investors’ benefit. This account is referred to as the “FBO account.” In order to submit purchase orders on any Solar Bond offerings, you must have sufficient funds in the FBO account. You can transfer funds into the FBO account by authorizing an electronic transfer using the Automated Clearing House, or ACH, network from the prospective investor’s designated and verified bank account to the FBO account, or by wire transfer of funds to the FBO account. All payments to fund purchases of Solar Bonds are made by deposit or wire transfer into the FBO account. Upon your request, we will transfer prospective investor funds in the FBO account to your designated and verified bank account by ACH or wire transfer, so long as your funds are not already committed to the future purchase of Solar Bonds.

We will maintain records for you (which we refer to as a “Solar Bond Account”) detailing the amount of funds that are available to you for the purchase or Solar Bonds or for withdrawal. These Solar Bond Accounts allow SolarCity to track and report for each prospective investor the funds the prospective investor has transferred into and out of the FBO account, the funds the prospective investor has committed to purchase Solar Bonds, and the interest and principal payments that the prospective investor has received on outstanding Solar Bonds that it owns. You have no direct relationship with the bank holding the FBO Account by virtue of having a Solar Bond account or purchasing Solar Bonds on our Platform.

The FBO account is FDIC-insured on a “pass through” basis to the individual prospective investors, subject to applicable limits. This means that your balance is protected by FDIC insurance up to the aggregate per person limit established by the FDIC. Other funds you have on deposit with the same institution where the FBO account is maintained may count against the FDIC insurance limits. SolarCity will always maintain the FBO account with an FDIC member financial institution. Your funds may stay in the FBO account indefinitely and do not earn interest. SolarCity never commingles its assets with the assets in the FBO account.

PLAN OF DISTRIBUTION

SolarCity will offer the Solar Bonds to eligible investors at 100% of their principal amount, unless otherwise specified in the prospectus supplement for the applicable series of Solar Bonds. The Solar Bonds will be offered only by SolarCity through solarbonds.solarcity.com (the “Platform”). Unless otherwise specified in the prospectus supplement for the applicable series of Solar Bonds, there will not be any underwriters or underwriting discounts or commissions paid on the Solar Bonds. Consequently, you may not receive the benefits typically negotiated by an underwriter or similar financial intermediary on behalf of purchasers of Solar Bonds in an underwritten or similarly negotiated offering.

We may sell Solar Bonds directly to the public at the offering price shown in the applicable prospectus supplement, or to brokers, dealers, financial intermediaries or similar parties (collectively, “intermediaries”), either as principal for their own account or as an agent on behalf of their customers. We may offer certain series of Solar Bonds at a discount or pay commissions to certain intermediaries, which we will describe in the applicable prospectus supplement. See “—Commissions and Discounts.”

Opening and Placing an Order for Solar Bonds Using our Platform

The specific details for opening and placing an order for Solar Bonds on our Platform are set forth above in the section “Description of our Platform.”

Date, Time and Location of Offering; Offering Restrictions; Financial Intermediary

SolarCity will offer and sell the Solar Bonds through our Platform at the time and for the period specified in the prospectus supplement for the applicable series.

In general, our Solar Bond offerings will be open to all registered prospective investors through their Solar Bond Accounts. However, offerings of certain series of Solar Bonds may be restricted to persons meeting certain qualifications, including but not limited to certain types of intermediaries. Any such restrictions and the manner of qualifying under those restrictions will be specified in the applicable prospectus supplement for such series of Solar Bonds. Qualification to purchase Solar Bonds in a given offering does not transfer over to any other offering conducted on our Platform. Therefore, registered prospective investors are required to review and acknowledge the terms of each offering every time they wish to submit a purchase order for such offering.

Each prospective investor will be solely responsible for making necessary arrangements to access or causing its broker-dealer to access our Platform for purposes of submitting purchase orders in a timely manner and in compliance with the requirements described in this prospectus and other offering documents, including any prospectus supplement.

We have no duty or obligation to register any prospective investor, to provide or ensure access to our Platform to any prospective investor or to qualify any person or entity for any offering of any series of Solar Bonds. We will not be responsible or liable for a prospective investor’s failure to register to submit a purchase order or failure to qualify for an offering, proper operation of our Platform, or for any delays or interruptions related to our Platform, including any consequential, special or other damages, except as required by applicable law.

Interested prospective investors may also submit purchase orders through their broker. Brokers and other financial intermediaries that wish to submit orders, either for their own account or on behalf of their customers, must first qualify and register at our Platform and enter into an agreement specific to financial intermediaries providing, among other things, that the financial intermediary is responsible for certain legal obligations. Each broker that submits purchase orders through our Platform will be required to establish and enforce client suitability standards, including eligibility, account status and size, to evaluate whether an investment in the Solar Bonds is appropriate for any particular investor. Each broker will individually apply its own standards in making that determination, but in each case those standards will be implemented in accordance with the applicable requirements and guidelines of the Financial Industry Regulatory Authority (“FINRA”). Interested investors who submit purchase orders through their broker will not be able to purchase Solar Bonds directly on our Platform. You should contact your brokerage firm to better understand how you may submit purchase orders in an offering of Solar Bonds.

ERISA Considerations

Solar Bonds may not be purchased by investors who qualify as an ERISA Plan. However, certain financial intermediaries may purchase Solar Bonds on behalf of ERISA plans so long as the amount of Solar Bonds of any series acquired on behalf of ERISA plans accounts for less than 25% of the Solar Bonds of such series purchased by such intermediary on behalf of all of its customers.

Commissions and Discounts

The Solar Bonds may be sold to intermediaries, either as principal for their own account or as an agent on behalf of their customers. Such parties may also purchase Solar Bonds with a view toward reselling such Solar Bonds in the secondary market. Such parties may charge their customers or secondary purchasers commissions or mark-ups in connection with the purchase of such Solar Bonds. In addition, in certain offerings of Solar Bonds, we may sell Solar Bonds at a discount to certain intermediaries who purchase on behalf of customers or with a view toward resale, or we may pay commissions to such intermediaries. In such event, we will disclose the amounts of such discounts or commissions in the prospectus supplement for the applicable series of Solar Bonds. An intermediary acting as either principal or agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and any such discounts or commissions received by it may be considered underwriting compensation.

Sale of Additional Solar Bonds

Notwithstanding any fixed or maximum principal amount of Solar Bonds specified in a prospectus supplement, we reserve, in our sole discretion, the right to offer and sell additional Solar Bonds of any series after completion of the offering of Solar Bonds of such series, to be issued concurrently with the Solar Bonds sold in such offering, as part of the same series and having the same terms and public offering price of the Solar Bonds offered and sold in such offering.

Settlement and Payment

We expect that settlement of all Solar Bonds with respect to an offering of Solar Bonds of a given series will take place one business day after an investor places a purchase order. Settlement will be the same day that we process your order. Upon settlement, the investor account of each investor that successfully submitted a purchase order will be debited by the amount of the successful purchase order, and SolarCity will register the purchased Solar Bonds in the name of investor on SolarCity’s books and records.

Secondary Trading

The Solar Bonds, when first issued, will not have an established trading market. Even if such a market develops, the Solar Bonds may not be actively traded. No assurance can be given as to the liquidity of the trading market for the Solar Bonds.

Material Developments

During the course of any offering of any series of Solar Bonds, you should monitor your relevant e-mail accounts, telephone and facsimile for notifications related to that offering, which may include:

•	Notice of Additional Information by Free Writing Prospectus. Additional information relating to an offering or us may become available during the course of an offering in a free writing prospectus.

•	Potential Request for Reconfirmation. If additional or new material information becomes available during the course of an offering, you may be requested to reconfirm your purchase order. If you are requested to reconfirm your purchase order and fail to do so in a timely manner, your purchase order may be deemed withdrawn. However, your purchase order may be accepted even if it has not been reconfirmed.

•	Potential Notice of Cancellation. If material information relating to us becomes available during the course of an offering, we may choose to cancel such offering.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by K&L Gates LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of SolarCity Corporation as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, incorporated by reference in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus the following documents which we have previously filed with the SEC under the File Number 1-13991:

(1)	Our Annual Report on Form 10-K for fiscal year ended December 31, 2013, as amended.

(2)	Our Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2014, as amended, and June 30, 2014.

(3)	Our Current Reports on Form 8-K dated February 10, February 27, March 3, March 18, March 24, May 30, June 6, June 17, August 4, August 11, September 11, September 23, September 25, and October 6, 2014.

In addition, we incorporate by reference into this prospectus any reports or documents that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the applicable offering under this prospectus. If anything in a report or document we file after the date of this prospectus changes anything in (or incorporated by reference in) it, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.

We will provide to each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus. We will provide this information at no cost to the requestor upon written or oral request addressed to SolarCity Corporation, 3055 Clearview Way, San Mateo, CA 94402, Attention: Investor Relations (Telephone: (650) 963-5920; email: investors@solarcity.com)

INFORMATION WE FILE

We file annual, quarterly and current reports, proxy statements and other materials with the SEC. The public may read and copy any materials we file, including the registration statement and all exhibits thereto, with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers (including us) that file electronically with the SEC. The address of that website is www.sec.gov.

You may also inspect our SEC reports and other information at our web site at www.solarcity.com. We do not intend for information contained in our web site to be part of this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.

PART II

Item 14. Other Expenses Of Issuance And Distribution.

The fees and expenses to be paid in connection with the distribution of the securities being registered hereby are estimated as follows:

SEC registration fee	$	*
Legal fees and expenses		**
Trustee fees and expenses		**
Accounting fees and expenses		**
Rating Agency Fees		**
Printing Fees and Expenses		**
Miscellaneous		**

Total	$	**

*	To be deferred pursuant to Rule 456(b) and calculated in connection with the offering of securities under this registration statement pursuant to Rule 457(r).
**	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnification Of Officers And Directors.

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation also provides that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred for their service for or on our behalf. Our bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. The bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

We have entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws (except in a proceeding initiated by such person without board approval). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees for a legal proceeding.

Item 16. Exhibits.

Exhibit Number	Exhibit Description

1.1	Form of Financial Intermediary Agreement. (1)

4.1	Indenture, dated as of October 15, 2014, by and between the Registrant and U.S. Bank National Association.

5.1	Opinion of K&L Gates LLP as to legality of the securities being registered by this Form S-3.

12.1	Computation of Ratios of Earnings to Fixed Charges.

23.1	Consent of K&L Gates LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included on the signature page of the Registration Statement).

25.1	Statement of Eligibility on Form T-1.

(1)	To be filed by amendment or incorporated by reference in connection with the offerings of the securities.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(i)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchasers:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

(iv)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date it is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at the date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of either of the undersigned registrant or used or referred to by the undersigned registrants;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Mateo, State of California, on October 15, 2014.

SolarCity Corporation

By:	/s/ Lyndon R. Rive
Name: Lyndon R. Rive
Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lyndon R. Rive and Brad W. Buss, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2014.

Name	Title	Date

/s/ Lyndon R. Rive	Founder, Chief Executive Officer and Director (Principal Executive Officer)	October 15, 2014
Lyndon R. Rive

/s/ Brad W. Buss	Chief Financial Officer (Principal Financial and Accounting Officer)	October 15, 2014
Brad W. Buss

/s/ Peter J. Rive	Founder, Chief Operations Officer, Chief Technology Officer and Director	October 15, 2014
Peter J. Rive

/s/ Elon Musk	Chairman of the Board of Directors	October 15, 2014
Elon Musk

/s/ John H. N. Fisher	Director	October 15, 2014
John H. N. Fisher

/s/ Antonio J. Gracias	Director	October 15, 2014
Antonio J. Gracias

/s/ Donald R. Kendall, Jr.	Director	October 15, 2014
Donald R. Kendall, Jr.

/s/ Nancy E. Pfund	Director	October 15, 2014
Nancy E. Pfund

/s/ Jonathan K. Shulkin	Director	October 15, 2014
Jonathan K. Shulkin

/s/ Jeffrey B. Straubel	Director	October 15, 2014
Jeffrey B. Straubel

/s/ Bennet Van de Bunt	Director	October 15, 2014
Bennet Van de Bunt

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1	Form of Financial Intermediary Agreement. (1)

4.1	Indenture, dated as of October 15, 2014, by and between the Registrant and U.S. Bank National Association.

5.1	Opinion of K&L Gates LLP as to legality of the securities being registered by this Form S-3.

12.1	Computation of Ratios of Earnings to Fixed Charges.

23.1	Consent of K&L Gates LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included on the signature page of the Registration Statement).

25.1	Statement of Eligibility on Form T-1.

(1)	To be filed by amendment or incorporated by reference in connection with the offerings of the securities.